As filed with the Securities and Exchange Commission on September 20, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DOLLAR FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-2636866 (I.R.S. Employer Identification No.)
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
(610) 296-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Donald F. Gayhardt
President
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
(610) 296-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Brian M. Katz, Esquire
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103-2799
(215) 981-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered	registered	unit (1)	price (1)	registration fee (1)
2.875% Senior Convertible Notes due June 30, 2027	$200,000,000	100%	$200,000,000	$6,140
Common Stock, par value $0.001 per share	(2)	(2)	(2)	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes such indeterminable number of shares of common stock of Registrant issuable upon conversion of the 2.875% Senior Convertible Notes due June 30, 2027 (the “Notes”) of the Registrant. The Notes are convertible into shares of common stock of Registrant based on an initial conversion rate of 25.7759 shares per $1,000 in principal amount of the Notes, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock of Registrant registered hereby shall include an indeterminate number of additional shares of common stock of Registrant that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of the shares of common stock of Registrant issuable upon conversion of the Notes.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 20, 2007
$200,000,000
DOLLAR FINANCIAL CORP.
2.875% Senior Convertible Notes due 2027
Shares of Common Stock Issuable upon Conversion of Notes
     We issued $200,000,000 aggregate principal amount of our 2.875% Senior Convertible Notes due 2027 in a private placement completed on June 27, 2007. This prospectus may be used by selling securityholders to resell their notes and the shares of our common stock issuable upon the conversion of their notes.
     The notes are our general unsecured obligations and rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated.
     The notes bear interest at the rate of 2.875% per year and began accruing interest from their date of issuance, June 27, 2007. We will pay interest on the notes on June 30 and December 31 of each year, beginning on December 31, 2007. The notes will mature on June 30, 2027, unless earlier converted, redeemed or repurchased by us. Holders of notes may require us to repurchase in cash some or all of their notes at any time before the notes’ maturity following a fundamental change as described in this prospectus.
     Holders may convert their notes based on a conversion rate of 25.7759 shares per $1,000 principal amount of notes, subject to adjustment upon certain events, only under the following circumstances: (1) during specified periods, if the price of our common stock reaches specified thresholds described in this prospectus; (2) if the trading price of the notes is below a specified threshold; (3) at any time after December 31, 2026; (4) if the notes have been called for redemption; or (5) upon the occurrence of specified corporate transactions described in this prospectus. Subject to our election to satisfy our conversion obligation entirely in shares of our common stock, upon conversion, we will deliver an amount in cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligations. If our conversion obligation exceeds the principal amount of the notes, we will deliver shares of our common stock in respect of the excess subject to certain conditions specified in this prospectus. If certain corporate transactions occur, we will pay upon conversion of the notes a make whole premium as described in this prospectus.
     We may not redeem the notes before December 31, 2012. On or after December 31, 2012, but prior to December 31, 2014, we may redeem for cash all or part of the notes, if the price of our common stock reaches specified thresholds described in this prospectus. On or after December 31, 2014, we may redeem for cash all or part of the notes, upon at least 30 but not more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes. The amount of cash paid in connection with each such redemption will be 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional amounts, to be excluding the redemption date.
     The notes are subject to repurchase by us for cash at the option of the holder on December 31, 2012, December 31, 2014, June 30, 2017 and June 30, 2022 or upon a fundamental change, in each case at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.
     Our common stock is listed on the NASDAQ Global Select Market under the symbol “DLLR.” The closing sale price of our common stock on the NASDAQ Global Select Market on September 19, 2007 was $27.29 per share. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes are eligible for trading in the PORTAL™ Market.
     We will not receive any proceeds from the sale of the notes or shares of our common stock issuable upon the conversion of the notes offered by the selling securityholders pursuant to this prospectus. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the notes and shares of our common stock issuable upon conversion of the notes and certain other expenses, as set forth in the registration rights agreement we have entered into with the holders of the notes.
     Investing in the notes involves risk. See “Risk Factors” beginning on page 10.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     The securities may be sold to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters will be stated in one or more supplements to this prospectus.
The date of this prospectus is       .

-i-

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration statement, the selling securityholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. We will not receive any proceeds from the resale by any such selling securityholder of the offered securities described in this prospectus.
     Additionally, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more selling securityholders. We may also provide a prospectus supplement to add, update or change information contained in this prospectus.
     This prospectus does not, and any accompanying prospectus supplement will not, contain all of the information included in the shelf registration statement. We have omitted parts of the shelf registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the shelf registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the shelf registration statement, please see that agreement or document for a complete description of these matters.
     You should rely only on the information contained or incorporated by reference in this prospectus and, if applicable, any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.
     You should read both this prospectus and any prospectus supplement together with the additional information described under the caption “Where You Can Find More Information” on page iii in this prospectus.

-ii-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains or incorporates by reference certain statements and information that are “forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may include, but are not limited to, projections of revenues, income or loss, cost reductions, capital expenditures, liquidity, financing needs or plans and plans for future operations, as well as assumptions relating to the foregoing. The words “expect,” “could,” “should,” “project,” “estimate,” “predict,” “anticipate,” “plan,” “intend,” “believes” and similar expressions are also intended to identify forward-looking statements.
     Forward-looking statements are inherently subject to risks and uncertainties, some of which we cannot predict or quantify. Some of these risks are discussed below under “Risk Factors” and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus from our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
     We operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors that may affect us. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements, which speak only as of the date on which they were made. We assume no obligation to update or revise any forward-looking statement to reflect actual results or changes in, or additions to, the factors affecting such forward-looking statements. Given those risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
WHERE YOU CAN FIND MORE INFORMATION
     Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also access these filings free of charge through our Internet site at www.dfg.com. Other than information specifically incorporated by reference in this prospectus, information on our Internet site is not part of this prospectus. Our common stock is listed on the NASDAQ Global Select Market under the symbol “DLLR.” The reports, proxy statements and other information that we file with the SEC are also available at the following NASDAQ address: NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until the date that the offering of the securities by means of this prospectus is terminated. The information we incorporate by reference is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement.
•	Our Annual Report on Form-10-K for our fiscal year ended June 30, 2007, including information specifically incorporated by reference into our proxy statement from our 2007 annual meeting of stockholders (to be filed with the SEC);

•	Our Current Reports on Form 8-K filed with the SEC on July 5, 2007, July 19, 2007 and September 11, 2007; and

•	Our Registration Statement on Form 8-A filed with the SEC on July 26, 2004.

-iii-

     We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC unless otherwise specified in such report.
     You can obtain copies of any of the documents incorporated by reference in this prospectus from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You may obtain documents incorporated by reference in this prospectus by writing us at the following address or calling us at the following telephone number: Dollar Financial Corp., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312-1288, telephone: (610) 296-3400.
     We also maintain a web site at http://www.dfg.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

-iv-

SUMMARY
     This summary provides an overview of selected information and does not contain all the information you should consider. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in, or incorporated by reference in, this prospectus. You should read the entire prospectus, including “Risk Factors” below, carefully before making an investment decision.
     As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” the “company” and “Dollar” refer to Dollar Financial Corp. With respect to the description of our business contained in this prospectus, such terms refer to Dollar Financial Corp. and our subsidiaries on a consolidated basis. As used in this prospectus, the term “fiscal year” refers to the twelve month period ended June 30 of that year.
Our Company
     We are a leading international financial services company serving under-banked consumers. Our financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. Our customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, single-payment consumer loans, longer-term installment loans, money orders, money transfers and legal document processing services. At July 31, 2007, our global store network consisted of 1,281 locations (of which 904 are company-owned) operating as Money Mart®, Money Shop, Loan Mart®, Money Corner, Insta-Cheques® and We The People® in 30 states, the District of Columbia, Canada and the United Kingdom. This network includes 1,171 locations (including 904 company-owned) in 16 states, the District of Columbia, Canada and the United Kingdom offering financial services including check cashing, single-payment consumer loans, sale of money orders, money transfer services and various other related services. Also included in this network is our We The People USA business, which offers retail-based legal document processing services through a network of 110 franchised locations in 25 states.
     We are a Delaware corporation incorporated in April 1990 as DFG Holdings, Inc. We operate our store network through our direct wholly-owned subsidiary, Dollar Financial Group, Inc., a New York corporation formed in 1979, and its direct and indirect wholly-owned foreign and domestic subsidiaries.
     Our network includes the following platforms for delivering our financial services and retail-based legal document processing services to consumers in our core markets:
•	United States: As of July 31, 2007, we operated or franchised a total of 460 stores, with 250 operating under the name “Money Mart®”, 77 operating under the name “Loan Mart®”, 23 operating under the name “The Money Corner” and 110 under the name “We The People®”, all of which all were operated by franchisees. The Money Mart and Money Corner stores typically offer our full range of financial products and services, including check cashing and short-term consumer loans. The Loan Mart stores offer short-term consumer loans and other ancillary services depending upon location. By offering short-term lending services, we hope to attract a customer who might not use check cashing services. The We The People stores offer retail-based legal document processing services. Our U.S. business had revenues of $112.2 million for the twelve-month period ended June 30, 2006 and $113.7 million for the twelve month period ended June 30, 2007.

•	Canada: At July 31, 2007, there were 415 financial services stores in our Canadian network, of which 360 were operated by us and 55 were operated by franchisees. All stores in Canada are operated under the name “Money Mart” except locations in the Province of Québec which operate under the name Instant Cheques. The stores in Canada typically offer check cashing, short-term consumer loans and other ancillary products and services. Our Canadian business had revenues of US$140.7 million for fiscal year 2006 and US$198.8 million for fiscal year 2007.

•	United Kingdom: At July 31, 2007, there were 406 financial services stores in our United Kingdom network, of which 194 were operated by us and 212 were operated by franchisees. All stores in the United Kingdom (with the exception of certain franchises operating under the name “Cash A Cheque”) are operated under the name “Money Shop.” The stores in the United Kingdom typically offer check cashing, short-term consumer loans and other ancillary products and services. Our United Kingdom business had revenues of US$75.7 million for fiscal year 2006 and US$97.4 million for fiscal year 2007.
     At July 31, 2007, we had 377 franchised locations in Canada, the United Kingdom and in the United States. These franchised locations offer many of the same products and services offered by company-operated stores using the same associated trade names, trademarks and service marks within the standards and guidelines we have established. Total franchise revenues were $11.0 million for fiscal year 2006 and $7.0 million for fiscal year 2007. The decline in revenues in fiscal year 2007 is due to the Company’s purchase of a number of the franchise stores during the year.
Products and Services
     Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. We principally cash payroll checks, although our stores also cash government benefit, personal and income-tax-refund checks. During fiscal year 2007, we cashed 9.0 million checks with a total face amount of $4.3 billion and an average face amount of $482 per check. We originated 3.2 million single-payment consumer loans with an average principal amount of $413 and a weighted average term of approximately 13.9 days. In addition, we acted as a servicer and direct lender originating approximately 83,000 longer-term installment loans with an average principal amount of $834 and a weighted average term of approximately 98.2 days. We strive to provide our customers with high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, reloadable VISA and Mastercard debit cards, bill payment, foreign currency exchange, photo ID and prepaid local and long-distance phone services.
Industry Overview
     We operate in a sector of the financial services industry that serves the basic need of service sector individuals to have convenient access to cash. This need is primarily evidenced by consumer demand for check cashing, short-term and longer-term installment loans and other services. Consumers who use these services are often underserved by banks and other financial institutions.
     Service sector individuals represent the largest part of the population in each country in which we operate and in the United States make up one of the fastest growing segments of the workforce. However, many of these individuals, particularly in the United States, do not maintain regular banking relationships. They use services provided by our industry for a variety of reasons, including that they often:
•	Do not have sufficient assets to meet minimum balance requirements or to achieve the benefits of savings with banks;

•	Do not write enough checks to make a bank account beneficial;

•	Need access to financial services outside of normal banking hours;

•	Desire not to pay fees for banking services that they do not use;

•	Require immediate access to cash from their paychecks;

•	May have a dislike or distrust of banks; and

•	Do not have a neighborhood bank in close proximity to them.
     In addition to check cashing services, under-banked consumers also require short-term and longer-term installment loans that provide cash for living and other expenses. They also may not be able to or want to obtain loans from banks as a result of:
•	Their immediate need for cash;

•	Irregular receipt of payments from their employers;

•	Their desire for convenience and customer service;

•	The unavailability of bank loans in small denominations for short terms; and

•	The high cost of overdraft advances through banks.
     Despite the demand for basic financial services, access to banks has become more difficult over time for many consumers. Many banks have chosen to close their less profitable or lower-traffic locations and reduced the hours they operate. Typically, these branch closings have occurred in lower-income neighborhoods where the branches have failed to attract a sufficient base of customer deposits. This trend has resulted in fewer convenient alternatives for basic financial services in many neighborhoods. Many banks have also reduced or eliminated some services that under-banked consumers need.
     As a result of these trends, a significant number of retailers have begun to offer financial services to service sector individuals. The providers of these services are fragmented, and range from specialty finance offices to retail stores in other industries that offer ancillary services.
     We believe that the under-banked consumer market will continue to grow as a result of a diminishing supply of competing banking services as well as underlying demographic trends. These demographic trends include an overall increase in the population and an increase in the number of service sector jobs as a percentage of the total workforce.
     The demographics of the typical customers for non-banking financial services vary somewhat in each of the markets in which we operate, but the trends driving the industry are generally the same. In addition, the type of store and services that appeal to customers in each market vary based on cultural, social, geographic, economic and other factors. Finally, the composition of providers of these services in each market results, in part, from the historical development and regulatory environment in that market.
     Finally, we are a member and actively participate in all the major industry associations representing our industry interests in every country in which we do business. Our memberships include CFSA (Community Financial Services Association of America) and FSCA (Financial Service Centers of America) in the United States, CPLA (Canadian Payday Loan Association) in Canada and the BCCA (British Cheque Cashers Association) in the United Kingdom.
Growth Opportunities
     We believe that significant opportunities for growth exist in our industry as a result of:
•	Growth of the service sector workforce;

•	Failure of commercial banks and other traditional financial service providers to address adequately the needs of service sector individuals; and

•	Trends favoring larger operators in the industry.

     We believe that, as the service sector population segment increases, and as trends within the retail banking industry make banking less accessible or more costly to these consumers, the industry in which we operate will continue to see a significant increase in demand for our products and services. We also believe that the industry will continue to consolidate as a result of a number of factors, including:
•	Economies of scale available to larger operations;

•	Use of technology to serve customers better and to control large store networks;

•	Inability of smaller operators to form the alliances necessary to deliver new products; and

•	Increased licensing and regulatory burdens.
     This consolidation process should provide us, as operator of one of the largest store networks, with opportunities for continued growth.
Competitive Strengths
     We believe that the following competitive strengths position us well for continued growth:
     Leading position in core markets. We have a leading position in core markets. At July 31, 2007, we operated 350 company-owned stores in the United States, 360 company-owned stores in Canada and 194 company-owned stores in the United Kingdom. We currently have 55 and 212 foreign financial services franchised locations in Canada and in the United Kingdom, respectively. In addition, we currently have 110 franchised locations in the United States, all of which operate under the name We The People and offer retail-based legal document processing services. Highlights of our competitive position in these core markets include the following:
•	A large portion of our domestic stores are located in rapidly growing markets of the western United States, where we believe we have held leading market positions for over 10 years. In addition, recent acquisitions have increased our presence in the fast growing southern state of Florida, where the acquisition of The Money Corner in November 2006 provided us with 23 stores in southwest Florida.

•	We are the industry leader in Canada, and we believe that we hold a very significant market share with a store in almost every Canadian city with a population of over 50,000. Based on a public opinion study of three major metropolitan markets in English-speaking Canada, we have achieved brand awareness of 85% of persons surveyed.

•	We believe that we are the largest check cashing company in the United Kingdom, comprising approximately 18% of the market measured by number of stores, although we believe that we account for approximately 40% of all check cashing transactions performed at check cashing stores.
     Diversified product and geographic mix. Our stores offer a wide range of consumer financial products and services to meet the demands of their respective locales, including check cashing, short-term consumer loans, money orders, money transfers and legal document processing services. We also provide high-value ancillary products and services, including electronic tax filing, bill payment, foreign currency exchange, reloadable VISA ® and Mastercard brand debit cards, photo ID and prepaid local and long-distance phone services. For fiscal year 2007, the revenue contribution by our check cashing operations was 40.7%, our consumer lending operations was 44.3% and our other products and services were 15.0%. In addition to our product diversification, our business is diversified geographically. For fiscal year 2007, our U.S. operations generated 27.7% of our total revenue, our Canadian operations generated 48.5% of our total revenue and our United Kingdom operations generated 23.8% of our total revenue. Our product and geographic mix provides a diverse stream of revenue growth opportunities.
     High-quality customer service. A 2007 consumer research study told us that our customer satisfaction scores are well over 90%. We adhere to a strict set of market survey and location guidelines when selecting store sites in order to ensure that our stores are placed in desirable locations near our customers. We believe that our customers appreciate this convenience, as well as the flexible and extended operating hours that we typically offer, which are often more compatible with our customers’ work schedules. We provide our customers with a clean, attractive and secure environment in which to transact their business. We believe that our friendly and courteous customer service at both the store level and through our centralized support centers is a competitive advantage.
     Diversification and management of credit risk. Our revenue is generated through a high volume of small-dollar financial transactions, and therefore our exposure to loss from a single customer transaction is minimal. In addition, we actively manage our customer risk profile and collection efforts in order to maximize our consumer lending and check cashing revenues while maintaining losses within a targeted range. We have instituted control mechanisms that have been effective in managing risk. Such mechanisms, among others, include the daily monitoring of initial return rates on our consumer loan portfolio. As a result, we believe that we are unlikely to sustain a material credit loss from a single transaction or series of transactions. We have experienced relatively low net write-offs as a percentage of the face amount of checks cashed. For fiscal year 2007, in our check cashing business, net write-offs as a percentage of the face amount of checks cashed were 0.3%. For the same period, with respect to loans funded directly by us, net write-offs as a percentage of originations were 0.3%.
     Management expertise. We have a highly experienced and motivated management team at both the corporate and operational levels. Our senior management team has extensive experience in the financial services industry and multi-unit retail operations. In addition, our corporate executive and senior management team has over 110 combined years of service with us and has demonstrated the ability to grow our business through their operational leadership, strategic vision, ability to raise capital and experience in making selected acquisitions. Since 1990, this team has completed more than 50 acquisitions that added over 600 company-owned financial services stores to our network.
Corporate Information
     We are a Delaware corporation formed in 1990. We operate our store networks through our direct and indirect wholly-owned foreign and domestic subsidiaries. Our principal executive offices are located at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, and our telephone number is (610) 296-3400. Our website address is http://www.dfg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.
     Money Mart®, Insta-Cheques®, Money Mart Express®, Loan Mart®, Cash ‘Til Payday®, CustomCash® and We The People® are our registered trademarks. All other registered trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Offering
     The summary below highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the notes. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes and shares of our common stock issuable upon conversion of the notes. As used in this section, references to “Dollar Financial,” the “company,” “we,” “us” and “our” refer only to Dollar Financial Corp. and do not include its direct or indirect subsidiaries.

Issuer of Notes and Shares of Common Stock upon Conversion of Notes	Dollar Financial Corp., a Delaware corporation.

Notes Issued	$200,000,000 aggregate principal amount of 2.875% Senior Convertible Notes due 2027.

Maturity	June 30, 2027, unless earlier converted, redeemed or repurchased.

Ranking	The notes are our senior, unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated to all of our existing and future secured debt and to the indebtedness and other liabilities of our subsidiaries. As of June 30, 2007, our direct and indirect subsidiaries had approximately $576.9 million of total debt outstanding on a consolidated basis, of which approximately $374.7 million was outstanding under the term loan portions of our secured credit facility, approximately $200 million aggregate principal amount under the notes was outstanding and approximately $2.0 million aggregate principal amount of 9.75% senior notes due 2011 was outstanding. We, along with certain of our direct and indirect subsidiaries, guarantee all of the obligations under our secured credit facility, and the obligations of the respective borrowers and guarantors under our secured credit facility are secured by substantially all the assets of such borrowers and guarantors.

Interest	The notes bear interest at an annual rate of 2.875% and began accruing interest from their date of issuance, June 27, 2007. Interest on the notes is payable semi-annually in arrears on June 30 and December 31 of each year, beginning December 31, 2007.

Conversion Rights	Holders may convert the notes based on an initial conversion rate of 25.7759 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $38.80 per share) before the close of business on the second business day immediately preceding stated maturity, only under the following circumstances:

•      during any calendar quarter commencing after September 30, 2007, if the closing sale price of our common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

•      during the five business day period following any five consecutive trading day period in which the trading price of the notes for each day of such period was less than 98% of the product of the closing sale price per share of our common stock on such day and the conversion rate in effect for the notes on each such day;

• if such notes have been called for redemption;

• at any time on or after December 31, 2026; or

• upon the occurrence of specified corporate transactions described under “Description of Notes – Conversion Rights – Conversion upon Specified Corporate Transactions.”

The initial conversion rate will be adjusted for certain events, but it will not be adjusted for accrued interest or any additional amounts.

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest, including any additional amounts, will be deemed paid by the common stock or combination of cash and common stock delivered to the holders upon conversion.

Subject to our election to satisfy our conversion obligation entirely in shares of our common stock, upon a surrender of notes for conversion, we will deliver an amount in cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. If our conversion obligation exceeds the aggregate principal amount of notes to be converted, we will deliver shares of our common stock in respect of the excess as described under “Description of Notes - Conversion Rights — Payment upon Conversion.”

If a holder elects to convert notes in connection with a fundamental change, we will pay upon conversion of the notes a make whole premium as described under “Description of Notes Conversion Rights — Make Whole Premium.”

Redemption at Our Option	On or after December 31, 2012, but prior to December 31, 2014, we may redeem for cash all or part of the notes, if during any period of 30 consecutive trading days ending not later than December 31, 2014, the closing sale price of a share of our common stock is for at least 20 trading days within such period of 30 consecutive trading days greater than or equal to 120% of the conversion price on each such day. On or after December 31, 2014, we may redeem for cash all or part of the notes, upon at least 30 but not more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of the notes. The amount of cash paid in connection with each such redemption will be 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional amounts, to but excluding the redemption date.

Purchase of Notes by Us at the Option of the Holder	Holders have the right to require us to purchase all or a portion of such holder’s notes on December 31, 2012, December 31, 2014, June 30, 2017 and June 30, 2022 (each of which we refer to as the purchase date). The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, to but excluding the purchase date. We will pay cash for all notes so purchased.

Fundamental Change	If we undergo a fundamental change (as defined in this prospectus) before maturity of the notes, holders will have the right, subject to certain conditions, to require us to repurchase for cash all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, including any additional, amounts up to but excluding the date of repurchase.

Registration Rights	We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the date when the holders of notes and holders of shares of our common stock issued upon the conversion of the notes are able to sell such notes and such shares immediately without restriction pursuant to Rule 144(k) under the Securities Act, and (2) the date when all of the notes and shares of common stock issued upon the conversion of the notes have been sold either pursuant to the registration statement of which this prospectus is a part or Rule 144 under the Securities Act or the notes and shares of common stock issued upon the conversion of the notes cease to be outstanding.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay additional amounts to holders of the notes. See “Description of Notes — Registration Rights.”

Use of Proceeds	We will not receive any proceeds from the sale of any securities offered by this prospectus.

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association.

Book-Entry Form	The notes have been issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances. See “Description of Notes — Book-Entry Delivery and Settlement.”

Trading	The notes are designated for trading on The PORTAL Market. However, any notes sold using this prospectus will no longer be eligible for trading on The PORTAL Market. We have not applied, and do not intend to apply, for the listing of the notes on any security exchange or for quotation on any automated dealer quotation system. Our common stock is listed on the NASDAQ Global Select Market under the symbol “DLLR.”

United States Federal Income Tax Consequences	For the United States federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain Material United States Federal Income Tax Considerations.”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus titled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus before deciding whether to invest in the notes and the shares of our common stock into which the notes may be converted.

RISK FACTORS
     You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this prospectus, before making an investment decision. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.
     This prospectus and the documents incorporated in this prospectus by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below, in the documents incorporated in this prospectus by reference and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Industry
If we do not generate a sufficient amount of cash, which depends on many factors beyond our control, our liquidity and our ability to service our indebtedness and fund our operations would be harmed.
     We believe that our cash flow from operations, available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs. However, we have substantial debt service obligations, working capital needs and contractual commitments. We cannot assure you that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized or that future borrowings will be available to us under credit facilities in amounts sufficient to enable us to pay our existing indebtedness, fund our expansion efforts or fund our other liquidity needs.
Changes in applicable laws and regulations governing consumer protection and lending practices, both domestically and abroad, may have a significant negative impact on our business, results of operations and financial condition.
     Our business is subject to numerous state and certain federal and foreign laws and regulations which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. These regulations govern or affect:
•	check cashing fees;

•	licensing and posting of fees;

•	lending practices, such as truth in lending and installment and single-payment lending;

•	interest rates and usury;

•	loan amount and fee limitations;

•	currency reporting;

•	privacy of personal consumer information; and

•	prompt remittance of proceeds for the sale of money orders.
     As we develop and introduce new products and services, we may become subject to additional federal, state and foreign regulations. In addition, future legislation or regulations may restrict our ability to continue our current methods of operation or expand our operations and may have a negative effect on our business, results of operations and financial condition. Also, states may also seek to impose new licensing requirements or interpret or enforce existing requirements in new ways. Our business is also subject to litigation and regulatory proceedings, which could generate adverse publicity or cause us to incur substantial expenditures or modify the way we conduct our business.
     Currently our check cashing and consumer lending activities are subject to only limited substantive regulation in Canada other than usury laws. The Canadian Parliament has recently transferred jurisdiction and the refinement of laws and regulation of our industry’s consumer loan products to the respective provinces. There can be no assurance that the new regulations that may be adopted would not have a detrimental effect on our consumer lending business in Canada. Historically our Canadian consumer lending activities were subject to provincial licensing in Saskatchewan, Nova Scotia, New Brunswick and Newfoundland. A federal usury ceiling applies to loans we make to Canadian customers. Such borrowers contract to repay us in cash; if they elect to repay by check, we also collect, in addition to a permissible finance charge, our customary check-cashing fees. Effective May 3, 2007, the Canadian Parliament amended the federal usury law to transfer jurisdiction and the development of laws and regulations of our industry’s consumer loan products to the respective provinces. To date, Manitoba, Nova Scotia, British Columbia and Saskatchewan have proposed or adopted substantive regulation of short-term consumer lenders pursuant to the new provincial authority; Alberta’s regulatory framework is currently under review and is expected to be implemented in 2008. In general, such regulations are similar to those in effect in the United States and require lenders to be licensed, set maximum limits on the charges to the consumer for a loan, prohibit lenders, in some states, from having more than one short-term loan with the same borrower at the same time and regulate collection practices.
     In the United Kingdom, our consumer lending activities must comply with the Consumer Credit Act of 1974 and related rules and regulations which, among other things, require us to obtain governmental licenses and prescribe the presentation, form and content of loan agreements. The modification of existing laws or regulations in Canada and the United Kingdom, or the adoption of new laws or regulations restricting or imposing more stringent requirements on our international check cashing and consumer lending activities, could increase our operating expenses and significantly limit our international business activities.
Public perception and press coverage of single-payment consumer loans as being predatory or abusive could negatively affect our revenues and results of operations.
     Consumer advocacy groups and some legislators have recently advocated governmental action to prohibit or severely restrict certain types of short-term consumer lending. Typically the consumer groups, some legislators and press coverage focus on lenders that charge consumers interest rates and fees that are higher than those charged by credit card issuers to more creditworthy consumers. This difference in credit cost may become more significant if a consumer does not repay the loan promptly, but renews the loan for one or more additional short-term periods. These types of short-term single-payment loans are often characterized by consumer groups, some legislators and press coverage as predatory or abusive toward consumers. If consumers accept this negative characterization of certain single-payment consumer loans and believe that the loans we provide to our customers fit this characterization, demand for our loans could significantly decrease, which could negatively affect our revenues and results of operations.
If our estimates of loan losses are not adequate to absorb losses, our results of operations and financial condition may be adversely affected.
     We maintain an allowance for loan losses for anticipated losses on loans we make directly as well as for fee adjustments for losses on loans we historically had originated and serviced for others. To estimate the appropriate level of loan loss reserves, including the reserve for estimated reductions to loan servicing fees, we consider the amount of outstanding loans owed to us, as well as loans owed to banks and serviced by us, historical loans charged off, current collection patterns and current economic trends. Our current allowance for loan losses is based on our charge-offs, expressed as a percentage of loan amounts originated for the last twelve months applied against the principal balance of outstanding loans that we make directly and outstanding loans we originate and service for others. As of June 30, 2007, our allowance for loan losses on company-funded consumer loans that were not in default was $8.6 million; our allowance for losses on defaulted loans was $18.0 million; and our reserve for estimated reductions to loan service fees was $0.7 million. These reserves, however, are estimates, and if actual loan losses or reductions to loan servicing fees are materially greater than our loan loss reserves, our results of operations and financial condition could be adversely affected.
Legal proceedings may have a material adverse impact on our results of operations or cash flows in future periods.
     We are currently subject to a number of legal proceedings. We are vigorously defending these proceedings. However, the resolution of one or more of these proceedings could have a material adverse impact on our results of operations or cash flows in future periods.
Competition in the financial services industry could cause us to lose market share and revenues.
     The industry in which we operate is highly fragmented and very competitive. In addition, we believe that the market will become more competitive as the industry consolidates. In addition to other check cashing stores and consumer lending stores in the United States, Canada and the United Kingdom, we compete with banks and other financial services entities and retail businesses that cash checks, offer consumer loans, sell money orders, provide money transfer services or offer other products and services offered by us. Some of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our ability to generate sufficient cash flow to service our indebtedness and fund our operations.
Unexpected changes in foreign tax rates and political and economic conditions could negatively impact our operating results.
     We currently conduct significant check cashing and consumer lending activities internationally. Our foreign subsidiaries accounted for 72.3% of our total revenues during fiscal year 2007 and 65.8% of our total revenues during fiscal year 2006. Our financial results may be negatively impacted to the extent tax rates in foreign countries where we operate increase and/or exceed those in the United States and as a result of the imposition of withholding requirements on foreign earnings. Moreover, if political, regulatory or economic conditions deteriorate in these countries, our ability to conduct our international operations could be limited and the costs could be increased, which could negatively affect our operating results.
The international scope of our operations may contribute to increased costs and negatively impact our operations.
     Our operations in Canada and the United Kingdom are significant to our business and present risks which may vary from those we face domestically. At June 30, 2007, assets held by our foreign subsidiaries represented 67.8% of our total assets. Since international operations increase the complexity of an organization, we may face additional administrative costs in managing our business. In addition, most countries typically impose additional burdens on non-domestic companies through the use of local regulations, tariffs and labor controls. Unexpected changes to the foregoing could negatively impact our operations.
Foreign currency fluctuations may adversely affect our results of operations.
     We derive significant revenue, earnings and cash flow from our operations in Canada and the United Kingdom. Our results of operations are vulnerable to currency exchange rate fluctuations in the Canadian dollar and the British pound against the United States dollar. We estimate that a 10.0% change in foreign exchange rates by itself would have impacted income before income taxes by approximately $7.6 million for fiscal year 2007 and $6.8 million for fiscal year 2006. This impact represents nearly 136.6% of our consolidated income before income taxes for fiscal year 2007 and 19.7% of our consolidated income before income taxes for fiscal year 2006. Our results of operations will continue to be significantly affected by foreign currency fluctuations, which would cause our results to be below expectations in any period.

Demand for our products and services is sensitive to the level of transactions effected by our customers, and accordingly, our revenues could be affected negatively by a general economic slowdown.
     A significant portion of our revenues is derived from cashing checks. Revenues from check cashing accounted for 40.7% of our total revenues during fiscal year 2007 and 43.4% of our total revenues during fiscal year 2006. Any changes in economic factors that adversely affect consumer transactions and employment could reduce the volume of transactions that we process and have an adverse effect on our revenues and results of operations.
We may experience difficulties transitioning our U.S. installment-lending business to our company-funded short-term single payment loan product.
     In the United States, in certain states we historically have engaged in consumer lending as a servicer for First Bank. We provided First Bank with marketing, servicing and collection services for their installment loan product. As of April 2007, First Bank no longer originates consumer loans through third-party retail locations. Accordingly, we are transitioning our CustomCash installment loan product customers to our company funded short-term single payment loan. If we are unsuccessful in transitioning our installment loan customers to company funded single payment consumer loans, our earnings could be adversely affected.
Our business model for our legal document processing services business is being challenged in the courts, as well as by state legislatures, which could result in our discontinuation of these services in any one or more jurisdictions.
     Our business model for our legal document processing services business is being challenged in various states and, at the federal level, by various United States bankruptcy trustees, as the unauthorized practice of law. A finding in any of these pending lawsuits and proceedings that our legal document processing services business model constitutes the unauthorized practice of law could result in our discontinuation of these services in any one or more jurisdictions.
     Future legislative and regulatory activities and court orders may restrict our ability to continue our current legal document processing services business model or expand its use. For example, there have been recent efforts by various trade and state bar associations and state legislatures and regulators, such as in Massachusetts, to define the practice of law in a manner which would prohibit the preparation of legal documents by non-attorneys. In Illinois, as we have done successfully in both California and Arizona, we have sponsored legislation (presently pending in both the Illinois House and Senate) that would provide a “safe harbor” for franchisees under the business model.
Changes in local rules and regulations such as local zoning ordinances could negatively impact our business, results of operations and financial condition.
     In addition to state and federal laws and regulations, our business can be subject to various local rules and regulations such as local zoning regulations. Any actions taken in the future by local zoning boards or other local governing bodies to require special use permits for, or impose other restrictions on, our ability to provide products and services could have a material adverse effect on our business, results of operations and financial condition.
Our business and results of operations may be adversely affected if we are unable to manage our growth effectively.
     Our expansion strategy, which contemplates the addition of new stores and the acquisition of competitor stores, is subject to significant risks. Our continued growth is dependent upon a number of factors, including the ability to hire, train and retain an adequate number of experienced management employees, the availability of adequate financing for our expansion activities, the ability to successfully transition acquired stores on their historical customer base to our operating platform, the ability to obtain any government permits and licenses that may be required and other factors, some of which are beyond our control. There can be no assurance that we will be able to successfully grow our business or that our current business, results of operations and financial condition will not suffer if we are unable to do so. Expansion beyond the geographic areas where the stores are presently located will increase demands on management and divert their attention. In addition, expansion into new products and services will present new challenges to our business and will require additional management time.
Our check cashing services may become obsolete because of technological advances.
     We derive a significant component of our revenues from fees associated with cashing payroll, government and personal checks. Recently, there has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including direct deposit of payroll checks and electronic transfer of government benefits. To the extent that checks received by our customer base are replaced with such electronic transfers, demand for our check cashing services could decrease.
Our business is seasonal in nature, which causes our revenues and earnings to fluctuate.
     Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications for refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during the third fiscal quarter ending March 31 when revenues from these tax-related services peak. This seasonality requires us to manage our cash flows over the course of the year. If our revenues were to fall substantially below what we would normally expect during certain periods, our financial results would be adversely impacted and our ability to service our debt, including our ability to make interest payments on our debt, may also be adversely affected.
Because we maintain a significant supply of cash in our stores, we may be subject to cash shortages due to robbery, employee error and theft.
     Since our business requires us to maintain a significant supply of cash in each of our stores, we are subject to the risk of cash shortages resulting from robberies as well as employee errors and theft. Although we have implemented various programs to reduce these risks, maintain insurance coverage for theft and provide security, systems and processes for our employees and facilities, we cannot assure you that robberies, employee error and theft will not occur and lead to cash shortages that could adversely affect our results of operations.
If we lose key management or are unable to attract and retain the talent required for our business, our operating results could suffer.
     Our future success depends to a significant degree upon the members of our senior management team, which have been instrumental in procuring capital to assist us in executing our growth strategies, identifying and negotiating domestic and international acquisitions and providing expertise in managing our developing international operations. The loss of the services of one or more members of senior management could harm our business and future development. Our continued growth also will depend upon our ability to attract and retain additional skilled management personnel. If we are unable to attract and retain the requisite personnel as needed in the future, our operating results and growth could suffer.
A catastrophic event at our corporate or international headquarters or our centralized call-center facilities in the United States, Canada and the United Kingdom could significantly disrupt our operations and adversely affect our business, results of operations and financial condition.
     Our global business management processes are primarily provided from our corporate headquarters in Berwyn, Pennsylvania, and our operations headquarters in Victoria, British Columbia and Nottingham, England. We also maintain a centralized call-center facility in Salt Lake City, Utah that performs customer service, collection and loan-servicing functions for our consumer lending business, as well as similar facilities in Victoria, British Columbia and Nottingham, England. We have in place disaster recovery plans for each of these sites, including data redundancy and remote information back-up systems, but if any of these locations were severely damaged by a catastrophic event, such as a flood, significant power outage or act of terror, our operations could be significantly disrupted and our business, results of operations and financial condition could be adversely impacted.

Our anti-takeover provisions could prevent or delay a change in control of our company, even if such change of control would be beneficial to our stockholders.
     Provisions of our amended and restated certificate of incorporation and amended and restated bylaws as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such change in control would be beneficial to our stockholders. These provisions include:
•	a board of directors that is classified such that only one-third of directors are elected each year;

•	authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	limitations on the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.
In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by our board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the transaction may be considered beneficial by some stockholders.
Our executive officers, directors and principal stockholders may be able to exert significant control over our future direction.
     Our executive officers, directors and principal stockholders together control a significant portion of our outstanding common stock. As a result, these stockholders, if they act together, may be able to exert significant influence, as a practical matter, on all matters requiring our stockholders’ approval, including the election of directors and approval of significant corporate transactions. We are also a party to employment agreements with Jeffrey Weiss and Donald Gayhardt that require us to use our commercially reasonable efforts to ensure that they continue to be members of our board of directors as long as they are our Chief Executive Officer and President, respectively. As a result, this concentration of ownership and representation on our board of directors may delay, prevent or deter a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the company or its assets and might reduce the market price of our common stock.
Risks Related to the Notes and our Common Stock
The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.
     The notes are effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries and to our secured debt to the extent of the security for such indebtedness. Because we operate primarily through our direct and indirectly owned subsidiaries, we derive all our revenues from, and hold substantially all of our assets through, these subsidiaries. The notes are solely our obligation and are not guaranteed by our subsidiaries. Substantially all of our subsidiaries serve as guarantors with respect to our existing secured credit facility and our 2011 notes. Creditors of each of our subsidiaries, including trade creditors and, as to certain of our subsidiaries, the holders of our 2011 notes by virtue of the guarantees, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries. In addition, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of a subsidiary during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities of that subsidiary. Furthermore, the indenture relating to the notes does not restrict our subsidiaries’ ability to incur secured or other indebtedness in the future.
     The notes are our senior, unsecured obligations and as unsecured indebtedness are effectively junior to any secured indebtedness to the extent of the security for such secured indebtedness. Our principal credit facility is secured by substantially all of our assets. As of June 30, 2007, the total liabilities of our direct and indirect subsidiaries (exclusive of intercompany debt, trade payables and accrued expenses), were approximately $576.9 million, of which approximately $374.7 million was outstanding under the term loan portions of our secured credit facility, $200 million aggregate principal amount under the notes was outstanding and approximately $2.0 million aggregate principal amount of the 2011 notes was outstanding. However, the indenture relating to the notes does not restrict our ability to incur secured or other indebtedness in the future. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any case, any remaining assets may be insufficient to repay the notes.
We may depend on the cash flows of our subsidiaries in order to satisfy our obligations under the notes.
     We rely on distributions and advances from our subsidiaries in order to meet our payment obligations under the notes and our other obligations. If our subsidiaries are unable to pay us dividends or otherwise make payments to us, we will not be able to make debt service payments on the notes. We are a holding company and conduct most of our operations through our subsidiaries. Our operating cash flows and consequently our ability to service our debt, including the notes, are therefore principally dependent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Our subsidiaries’ ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries’ indebtedness, the terms of our credit facility, applicable laws and other factors.
Our credit facility may prohibit our subsidiaries from paying dividends to us to enable us to make payments on account of the principal on the notes.
     Our existing secured credit facility prohibits our subsidiaries from paying dividends to us, except in certain limited circumstances. With respect to the notes, our secured credit facility only permits the payment of dividends by our subsidiaries to us for the payment of interest on the notes to the extent permitted under applicable law. Accordingly, our existing secured credit facility may prohibit us from making any cash payments on account of principal due under the notes whether upon conversion, acceleration or maturity. See “Description of Other Indebtedness.”
We may not have sufficient cash to repurchase the notes at the option of the holder on specified dates or upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.
     Holders of notes have the right on December 31, 2012, December 31, 2014, June 30, 2017 and June 30, 2022 or upon a fundamental change, subject to certain conditions, to require us to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including any additional amounts, up to but not including the date of repurchase. In addition, unless we elect to satisfy our conversion obligation entirely in shares of our common stock, upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settlement of converted notes. Any credit facility in place at the time of a repurchase or conversion of the notes may also define as a default thereunder the events requiring repurchase or cash payment upon conversion of the notes or otherwise limit our ability to use borrowings to pay any cash payable on a repurchase or conversion of the notes and may prohibit us from making any cash payments on the repurchase or conversion of the notes if a default or event of default has occurred under that facility without the consent of the lenders under that credit facility. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes would constitute a default under the indenture. A default under the indenture or the fundamental change itself could lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.
The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate holders of notes for lost option time value of their notes as a result of such fundamental change.
     If a holder converts notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate applicable to those converted notes, as described under “Description of Notes — Conversion Rights — Make Whole Premium.” While these changes in the applicable conversion rate are designed to compensate for lost option time value of notes as a result of a fundamental change, such increases are only an approximation of such lost value and may not adequately compensate for such loss.
The conversion rate of the notes may not be adjusted for all dilutive events.
     The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of Notes — Conversion Rights.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.
The conditional conversion feature of the notes could result in the holders of notes not receiving the value of the common stock into which the notes are convertible.
     Before December 31, 2026, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, the holders of notes will not be able to convert their notes, and they may not be able to receive the conversion value of their notes.
Under certain circumstances holders may receive less proceeds than expected because the price of our common stock may decline (or may not appreciate as much as holders may expect) between the day that a holder exercises its conversion right and the day the value of the shares issuable upon conversion is determined or the shares are delivered. Furthermore, the total number of shares of our common stock into which the notes may be converted may be limited if the notes are net shares settled, in accordance with NASDAQ continued listing requirements.
     Unless we elect to satisfy our conversion obligations entirely in shares of our common stock, our conversion obligations will be settled, based on a daily settlement amount (as described in this prospectus) calculated on a proportionate basis for each day of a 20 trading-day cash settlement averaging period. Upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of our common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 20 trading-day cash settlement averaging period, settlement will be delayed until at least the 25th trading day following the related conversion date. See “Description of Notes — Conversion Rights — Payment upon Conversion — Net Share Settlement.” As a result, upon conversion of the notes, a holder of notes may receive less proceeds than expected because the price of our common stock may decline (or not appreciate as much as it may expect) between the conversion date and the day the settlement amount of converted notes is determined or the date the settlement shares are delivered, as the case may be. See “Description of Notes — Conversion Rights — Payment upon Conversion — Settlement in Shares.” Furthermore, the total number of shares of our common stock into which the notes may be converted may be limited in accordance with NASDAQ Rule 4350 requirements, as described below under “Description of the Notes — Conversion Rights — Net Share Settlement” in this prospectus.

The accounting method for convertible debt securities with net share settlement, such as our 2.875% Senior Convertible Notes due 2027, may be subject to change.
     For the purpose of calculating diluted earnings per share, a convertible debt security providing for net share settlement of the excess of the conversion value over the principal amount, if any, and meeting specified requirements under Emerging Issues Task Force, or EITF, Issue No. 00-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion,” is accounted for in a manner similar to nonconvertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for under the treasury stock method. The effect of the treasury stock method is that the shares potentially issuable upon conversion of our 2.875% Senior Convertible Notes due 2027 are not included in the calculation of our earnings per share until the conversion price is “in the money,” and we are assumed to issue the number of shares of common stock necessary to settle.
     At its July 25, 2007 meeting, the FASB agreed to issue for comment a proposed FASB Staff Position (FSP) addressing convertible instruments that may be settled in cash upon conversion, (including partial cash settlement). The proposed FSP would require issuers to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s economic interest cost. The proposed FSP would require bifurcation of a component of the debt, classification of that component in equity, and then accretion of the resulting discount on the debt to result in the “economic interest cost” being reflected in the income statement. The proposed FSP would make any final guidance effective for fiscal periods after December 15, 2007, would permit early application, and would be applied retrospectively to all periods presented (retroactive restatement) pursuant to the guidance in FASB Statement No. 154, Accounting Changes and Error Corrections. The final FSP is expected to be issued by December 2007.
     We cannot predict the timing or any outcome of the FASB deliberations, whether the FASB will require net share settled convertible debt securities to be accounted for under the existing method, the proposed method described above or some other method, when any change would be implemented or whether such a change would be implemented retroactively or prospectively. The FASB may even recommend broader reconsideration of other forms of convertible debt securities.
     We also cannot predict any other changes in generally accepted accounting principals, or GAAP, that may be made affecting accounting for convertible debt securities. Any change in the accounting method for convertible debt securities could have an adverse impact on our reported or future financial results. These impacts could adversely affect the trading prices of our securities, including the notes and our common stock.
There is no established trading market for the notes.
     There is no established trading market for the notes. The notes are designated for trading by qualified institutional buyers in The PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTAL Market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, holders of notes may not be able to sell their notes at a particular time or they may not be able to sell their notes at a favorable price. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the estimates, expectations and/or recommendations of securities analysts of us or the retail industry generally;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.
Holders of the notes are not protected by restrictive covenants.
     We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional debt, including secured debt that would in some circumstances effectively rank senior to the notes or any debt that would be equal in right of payment to the notes. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes.
The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult to resell the notes or common stock issuable upon conversion of the notes when the holder wants or at prices it finds attractive.
     The market price for our common stock has varied between a high of $33.20 in May 2007 and a low of $17.08 in June 2006 over the 12-month period ended September 19, 2007. This volatility may affect the price at which a holder could sell its common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including those risk factors incorporated by reference in this prospectus regarding our business, variations in our quarterly operating results from our expectations or those of securities analysts or investors, downward revisions in securities analysts’ estimates or recommendations, changes in our capital structure and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.
     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.
     Furthermore, the price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes.
Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.
     The issuance and sales of substantial amounts of common stock, or the perception that issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock. In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options and on conversion of the notes and our other outstanding convertible notes. As of September 19, 2007, we had outstanding approximately 24.2 million shares of our common stock and options to purchase approximately 1.3 million shares of our common stock (of which approximately 1.0 million were exercisable as of that date). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline and could depress the trading price of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.
     Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting the common stock. Holders of notes will have rights with respect to our common stock only if and when we deliver common stock upon conversion of notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, if an amendment is proposed to our amended and restated certificate of incorporation or our amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before delivery of common stock to a converting holder, that holder will not be entitled to vote on the amendment, although it will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock effected by the amendment, if adopted.
We do not intend to pay dividends for the foreseeable future.
     We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future.
U.S. Federal Income Tax Risks Related to the Notes
Holders of notes may be subject to U.S. federal income or withholding taxes if we adjust the conversion rate in certain circumstances, even if they do not receive any cash.
     The conversion rate of the notes is subject to adjustment upon certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock, certain tender or exchange offers and certain repurchases of our common stock, as described under “Description of the Notes — Conversion Rate Adjustments” in this prospectus. If we adjust the conversion rate, holders of notes may be treated as having received a constructive distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though they would not receive any cash in connection with the conversion rate adjustment and even though they might not exercise their conversion right. In addition, non-U.S. Holders of the notes may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain Material United States Federal Income Tax Considerations — Consequences to U.S. Holders - Constructive Distributions” and “Certain Material United States Federal Income Tax Considerations - Consequences to Non-U.S. Holders — Distributions and Constructive Distributions.”
Conversion of notes into a combination of cash and shares of our common stock will generally require holders to recognize taxable gains.
     Upon the conversion of a note into a combination of both cash and our common stock, a U.S. Holder generally will be required to recognize gain on the conversion for U.S. federal income tax purposes. Holders should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Certain Material United States Federal Income Tax Considerations” and are also encouraged to consult their own tax advisors prior to investing in the notes.

USE OF PROCEEDS
     The selling securityholders will receive all of the proceeds from the sale of the notes and shares of our common stock sold pursuant to this prospectus. We will not receive any cash proceeds from the sale of these securities.
PRICE RANGE OF COMMON STOCK
     Our common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “DLLR.” The following table sets forth the high and low prices for our common stock during the indicated periods, as reported by NASDAQ. On September 19, 2007, the closing sale price of our common stock on NASDAQ was $27.29 per share.

Period	High	Low
Fiscal Year 2005:
Third Quarter (from January 28, 2005)	$17.06	$10.57
Fourth Quarter	$13.00	$8.50
Fiscal Year 2006:
First Quarter	$15.40	$10.64
Second Quarter	$12.90	$10.27
Third Quarter	$18.05	$10.70
Fourth Quarter	$19.74	$16.62
Fiscal Year 2007:
First Quarter	$22.23	$17.41
Second Quarter	$30.06	$21.11
Third Quarter	$32.56	$23.00
Fourth Quarter	$33.27	$23.12
Fiscal Year 2008:
First Quarter (through September 19, 2007)	$30.09	$22.14
     The approximate number of holders of record of our common stock as of September 19, 2007 was 127. This number excludes individual stockholders holding stock under nominee security position listings.
DIVIDEND POLICY
     We have never declared or paid any cash dividends on our capital stock. We currently expect to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be dependent upon the ability of Dollar Financial Group Inc., our operating subsidiary, to pay dividends or make cash payments or advances to us.
     Our credit agreement, as amended as of June 20, 2007, contains restrictions on our declaration and payment of dividends. For example, our operating subsidiary’s ability to pay dividends or make other distributions to us, and thus our ability to pay cash dividends on our common stock, will depend upon, among other things, its level of indebtedness at the time of the proposed dividend or distribution, whether it is in default under its financing agreements and the amount of dividends or distributions made in the past. Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors, including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.

RATIO OF EARNINGS TO FIXED CHARGES
     Our consolidated ratio of earnings to fixed charges for each of the last five fiscal years is set forth below. For the purpose of computing these ratios, earnings consist of income from continuing operations before provision for taxes on income, minority interest and cumulative effect of a change in accounting principle less minority interest adjusted for fixed charges, excluding capitalized interest. “Fixed charges” consists of interest expense (which includes amortization of debt expenses), capitalized interest and an estimate of the interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings from continuing operations before taxes and fixed charges.

	For the Fiscal Year Ended June 30,
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	1.0	1.1	1.5	1.9	1.1

DESCRIPTION OF NOTES
     We issued the notes under an indenture, dated June 27, 2007, between us and U.S. Bank National Association, as trustee. The notes and the shares of our common stock issuable upon conversion of the notes, if any, are covered by a registration rights agreement. Each holder may request a copy of the indenture and the registration rights agreement from the trustee at the address provided herein or from us at the address shown under “Where You Can Find More Information.”
     The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or the notes are referred to in this section, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines each holder’s rights as a holder of the notes.
     As used in this “Description of Notes” section, references to “Dollar Financial,” the “company,” “we,” “us” and “our” refer only to Dollar Financial Corp. and do not include its direct and indirect subsidiaries.
General
     We issued $200 million aggregate principal amount of notes. The notes will mature on June 30, 2027 unless earlier converted, redeemed or repurchased. Each holder of notes has the option, subject to certain qualifications and the satisfaction of certain conditions, to convert its notes based on an initial conversion rate of 25.7759 shares per $1,000 principal amount of notes, subject to adjustment; provided that at any time before December 31, 2026, we may (unless and until we terminate such right) irrevocably elect to satisfy all of our conversion obligations in shares of our common stock as described under “Conversion Rights — Payment upon Conversion — Settlement in Shares” below. This is equivalent to an initial conversion price of approximately $38.80 per share of common stock. Unless we elect to satisfy our conversion obligation entirely in shares of our common stock, upon a surrender of a holder’s notes for conversion, we will deliver a settlement amount that will consist of an amount of cash not to exceed the aggregate principal amount of notes to be converted, and, to the extent the daily conversion value exceeds the relevant portion of the principal amount as described under “- Payment upon Conversion” below, shares of our common stock. If we elect to satisfy our total conversion obligation entirely in shares of our common stock, we will deliver to holders upon conversion of their notes a number of shares of our common stock equal to (1) the aggregate principal amount of notes to be converted, multiplied by (2) the applicable conversion rate as described below under “- Conversion Rights — Payment upon Conversion - Settlement in Shares.” We will not issue any fractional shares upon conversion of the notes and instead will pay cash in lieu of fractional shares as described under “- Payment upon Conversion” below. A holder will not receive any cash payment for interest (or any additional amounts) accrued and unpaid to the conversion date except under the limited circumstances described below, including in the fifth paragraph under “- Interest” and under “- Registration Rights” below.
     The notes are subject to repurchase by us at the option of the holder on December 31, 2012, December 31, 2014, June 30, 2017 and June 30, 2022 as described under “- Repurchase of Notes by Us at Option of Holder” or upon a fundamental change as described under “- Repurchase of Notes by Us at Option of Holder upon a Fundamental Change” below, in each case at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including any additional amounts) to, but excluding, the repurchase date.
     We may not redeem the notes before December 31, 2012. On or after December 31, 2012, but prior to December 31, 2014, we may redeem for cash all or part of the notes, if during any period of 30 consecutive trading days ending not later than December 31, 2014, the closing sale price of a share of our common stock is for at least 20 trading days within such period of 30 consecutive trading days greater than or equal to 120% of the conversion price on each such day.

     On or after December 31, 2014, we may redeem for cash all or part of the notes, upon at least 30 but not more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (including any additional amounts) to, but excluding, the redemption date.
     The notes will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes.
     As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York.
     Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the paying agent.
     Any reference to “common stock” means our common stock, par value $0.001 per share.
     We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.
Interest
     The notes bear interest at a rate of 2.875% per year and began accruing interest from their date of issuance, June 27, 2007. We will pay interest on the notes on June 30 and December 31 of each year, beginning on December 31, 2007.
     Interest on a note, including any additional amounts, will be paid to the person in whose name the note is registered at the close of business on the June 15 or December 15, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day), subject to certain exceptions described below. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from June 27, 2007, or from the most recent date to which interest has been paid or duly provided for.
     Upon conversion of a note, a holder will not receive any cash payment of interest (including any additional amounts) unless, as described below, such conversion occurs between a record date and the interest payment date to which that record date relates or such conversion occurs during a registration default as described under “- Registration Rights” below. If we deliver common stock upon surrender of a note for conversion, we will not issue fractional shares of common stock. Instead, we will pay cash in lieu of fractional shares as described under “- Conversion Rights - Payment upon Conversion” below. Our delivery to a holder of the full amount of shares of our common stock or cash and common stock, if any, as described below under “- Conversion Rights - Payment upon Conversion,” together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:
•	the principal amount of the note; and

•	accrued but unpaid interest (including any additional amounts) up to but excluding the conversion date.
     As a result, accrued but unpaid interest (including any additional amounts) up to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a general discussion of the U.S. federal income tax treatment upon receipt of shares of our common stock (or a combination of cash and common stock) upon conversion, see “Certain Material United States Federal Income Tax Considerations.”

     If notes are converted after the close of business on a record date but before the opening of business on the interest payment date to which that record date relates, holders of such notes at the close of business on the record date will receive accrued but unpaid interest (including any additional amounts) payable on the notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including any additional amounts) payable on the notes so converted on the next succeeding interest payment date. However, no such payment need be made (1) to the extent of any overdue interest (including any overdue additional amounts) if any such amount exists at time of conversion with respect to such note, (2) for conversions on or after December 31, 2026, or (3) if we have specified a fundamental change repurchase date or a redemption date after the close of business on a record date and before the opening of business on the corresponding interest payment date.
     If any interest payment date, maturity date, redemption date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue from that payment for the period from and after the interest payment date, maturity date, redemption date, repurchase date or settlement date as the case may be, to that next succeeding business day.
Ranking
     The notes are our general, unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes are structurally subordinated to the liabilities, including trade payables, of our subsidiaries.
     In the event of bankruptcy, liquidation, reorganization or other winding up of the company, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under our secured debt has been repaid in full from such assets. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.
     As of June 30, 2007, our direct and indirect subsidiaries had approximately $576.9 million of total debt outstanding on a consolidated basis, of which approximately $374.7 million was outstanding under the term loan portions of our secured credit facility, $200.0 million aggregate principal amount of the notes was outstanding and approximately $2.0 million aggregate principal amount of 2011 notes was outstanding. We, along with certain of our direct and indirect subsidiaries, guarantee all of the obligations under our secured credit facility, and the obligations of the respective borrowers and guarantors under our secured credit facility are secured by substantially all the assets of such borrowers and guarantors. The 2011 notes are guaranteed by substantially all of our direct and indirect domestic subsidiaries on a subordinated basis and secured by a subordinated pledge of the equity of our first tier foreign subsidiaries. Furthermore, the indenture relating to the notes does not restrict our ability to incur secured indebtedness in the future that may be senior to our obligations under the notes. We presently intend to redeem the remaining outstanding 2011 notes when they become redeemable on November 15, 2007. See “Description of Other Indebtedness.”
Conversion Rights
General
     Subject to our election to satisfy our conversion obligation entirely in shares of our common stock and subject to the qualifications and the satisfaction of the conditions and during the periods described below, holders of notes may convert each of their notes before the close of business on the second business day immediately preceding the maturity date into cash in an amount described below or cash and common stock, if applicable, based on an initial conversion rate of 25.7759 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $38.80 per share of our common stock.

     The conversion rate in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and will be subject to adjustments as described under “- Conversion Rate Adjustments,” but it will not be adjusted for accrued interest. The “applicable conversion price” at any given time is equal to the principal amount of a note divided by the applicable conversion rate. Each holder of notes will be entitled to convert its notes, in denominations of $1,000 principal amount or multiples thereof. Subject to the immediately following paragraph, upon surrender of a note for conversion, we will deliver cash and shares of our common stock, if any, as described below under “- Payment upon Conversion.”
     At any time before December 31, 2026, we may (unless and until we terminate such right as described below) irrevocably elect, in our sole discretion and without the consent of the holders of the notes, by notice to the trustee and the holders, to satisfy all of our conversion obligations arising after the time of such notice in shares of our common stock. Any such election will apply to all notes tendered for conversion following the date of such notice.
     A holder may convert its notes in whole or in part under the following circumstances:
•	upon satisfaction of the sale price condition described below;

•	upon satisfaction of the trading price condition described below;

•	at any time on or after December 31, 2026;

•	if those notes have been called for redemption, at any time prior to the close of business on the second business day immediately prior to the redemption date; or

•	upon the occurrence of specified corporate transactions.
     Upon any determination by us, the conversion agent or the trustee, as applicable, that holders of notes are or will be entitled to convert their notes in accordance with the foregoing provisions, we will (1) issue a press release and use our reasonable efforts to post the information on our website or otherwise publicly disclose this information, or (2) provide notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.
     If a holder converts its notes, we will pay any documentary, stamp or similar issue or transfer tax due on any shares of our common stock issued by us upon conversion of the notes, unless the tax is due because a holder requests the shares to be issued or delivered to another person, in which case that holder will pay that tax.
Conversion upon Satisfaction of Sale Price Condition
     Before December 31, 2026, holders may surrender notes for conversion during any calendar quarter, and only during that calendar quarter, after the calendar quarter ending September 30, 2007, if the closing sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the applicable conversion price on the applicable trading day. Unless we elect to satisfy our conversion obligation entirely in shares of our common stock, upon surrender by a holder of its notes for conversion, we will deliver cash and common stock, if applicable, as described below under “- Payment upon Conversion.”
     The “closing sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NASDAQ Global Select Market or, if our common stock is not reported by the NASDAQ Global Select Market, in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange, the closing sale price will be the last quoted bid price for our common stock in the over-the counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the closing sale price will be the average of the midpoint of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.
     “Trading day” means a day on which (1) there is no market disruption event (as defined below), (2) trading in securities generally occurs on the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our common stock is then traded, and (3) a closing sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price or daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”
     “Market disruption event” means (1) a failure by the NASDAQ Global Select Market or, if our common stock is not then listed on the NASDAQ Global Select Market, by the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, by the principal other market on which our common stock is then traded, to open for trading during its regular trading session, or (2) the occurrence or existence before 1:00 p.m., New York City time, on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
     The conversion agent, which initially will be U.S. Bank National Association, will, on our behalf, determine daily whether the notes are convertible as a result of the closing sale price of our common stock and notify us and the trustee.
Conversion upon Satisfaction of Trading Price Condition
     Holders may surrender notes for conversion during the five business day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of the five trading day period was less than 98% of the product of the closing sale price of our common stock and the current applicable conversion rate of the notes on each such day.
     The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2 million aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:
•	three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used; and

•	only one such bid can reasonably he obtained by the trustee, then one bid shall be used;
provided further, if no bids can reasonably be obtained, then for purposes of determining whether the trading price condition has been met, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate of the notes on that day.
     The trustee will have no obligation to determine the trading price of the notes as described in this section unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the conversion rate of the notes on that day. At such time, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing price of our common stock and the conversion rate of the notes.
Conversion On or After December 31, 2026
     Holders may surrender notes for conversion at any time on or after December 31, 2026 until the close of business on the second business day immediately preceding the maturity date.
Conversion Upon Notice of Redemption
     If we call any or all of the notes for redemption, a holder may convert any of its notes at anytime prior to the close of business on the second business day immediately prior to the redemption date.
Conversion upon Specified Corporate Transactions
Certain Distributions
     If we elect to distribute to all or substantially all holders of our common stock:
•	certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the closing sale price of a share of our common stock on the trading day immediately preceding the public announcement date of the distribution; or

•	cash, debt securities, rights or warrants to purchase our securities, or other assets (excluding dividends or distributions described in clause (1) under “- Conversion Rate Adjustments”), which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price on the trading day immediately preceding the public announcement date for such distribution, we must notify holders of the notes at least 30 calendar days before the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately before the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert its notes if the holder is entitled to participate in the distribution (based on the applicable conversion rate) without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.
Certain Corporate Transactions
     If a transaction or event that constitutes a “fundamental change” (as defined below under “- Repurchase of Notes by Us at Option of Holder upon a Fundamental Change”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “- Repurchase of Notes by Us at Option of Holder upon a Fundamental Change,” a holder may surrender notes for conversion at any time from and after the date that is 30 calendar days before the anticipated effective date of the transaction until and including the date that is 30 calendar days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their notes, until the close of business on the business day before the fundamental change repurchase date). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 30 calendar days before the anticipated effective date of such transaction).
     If a holder elects to convert its notes in connection with a fundamental change, we will adjust the applicable conversion rate as described below under “- Conversion Rate Adjustments - Make Whole Premium” and, in certain circumstances, may elect to adjust the related conversion obligation so that the notes are convertible into shares of the acquiring or surviving entity.

     If a fundamental change occurs, a holder may also have the right to require us to repurchase all or a portion of its notes, as described under “- Repurchase of Notes by Us at Option of Holder upon a Fundamental Change.”
Conversion Procedures
     To convert a note, a holder must do each of the following:
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver the irrevocable conversion notice to the conversion agent;

•	if the notes are in certificated form, surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents required by the conversion agent;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
     The date a holder complies with these requirements is the “conversion date” under the indenture. The notes will be deemed to have been converted immediately before the close of business on the conversion date.
     If a holder’s interest is a beneficial interest in a global note, to convert, a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note.
     The conversion agent will initially be the trustee. The conversion agent will, on a holder’s behalf, convert the notes based on the applicable conversion rate. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and/or, if applicable, a stock certificate or certificates representing shares of our common stock will be delivered to the holder, or a book-entry transfer through DTC will be made, by the conversion agent for the number of shares of common stock as set forth below under “- Payment upon Conversion.”
Payment upon Conversion
Net Share Settlement
     Unless we elect to satisfy our conversion obligation entirely in shares of our common stock as described under “- Settlement in Shares,” upon a conversion of notes, we will satisfy our obligation to convert the notes (the “conversion obligation”) by delivering to holders in respect of each $1,000 aggregate principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days of the cash settlement averaging period.
     The “daily settlement amount” for each of the 20 consecutive trading days of the cash settlement averaging period, shall consist of:
     (1) cash equal to the lesser of $50 and the daily conversion value; and
     (2) to the extent the daily conversion value exceeds $50, a number of shares equal to, (A) the difference between the daily conversion value for such day and $50 (such difference being referred to as the “daily excess amount”), divided by (B) the daily VWAP for such day;
provided, that to the extent the aggregate number of shares we would otherwise be required to deliver pursuant to the foregoing calculation as a part of the settlement amount, when taken together with shares delivered upon previous conversions, if any, exceeds the “aggregate share cap (the maximum number of shares we may issue without shareholder approval pursuant to NASDAQ Rule 4350, subject to adjustment upon the occurrence of any of the events described in clause (1) under “ - Conversion Rate Adjustments”), then we will not deliver such excess number of shares unless in accordance with NASDAQ Rule 4350 (i) we have obtained the approval of our stockholders for the issuance of shares in excess of the aggregate share cap or (ii) we have obtained noteholder consent to satisfy our conversion obligation entirely in shares (plus cash in lieu of fractional shares) pursuant to the last paragraph under “- Amendment and Modification.” As of September 19, 2007, the aggregate share cap was equal to 4,832,919 shares.
     We will not issue any fractional shares of common stock upon conversion of the notes. Instead, after calculating the settlement amount, we will pay the cash value of any such fractional shares based upon the daily VWAP on the final trading day of the cash settlement averaging period. We will deliver the settlement amount on the third business day following the date the settlement amount is determined.
     The “daily conversion value” means, for each of the 20 consecutive trading days during the cash settlement averaging period, one-twentieth (1/20) of the product of (1) the applicable conversion rate on such trading day and (2) the daily VWAP on such day. The “daily VWAP” means, for each of the 20 consecutive trading days during the cash settlement averaging period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DLLR<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on that trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on that trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     The “cash settlement averaging period” with respect to any notes means the 20 consecutive trading days beginning on the second trading day after the conversion date for those notes.
     If a holder surrenders notes for conversion and the daily conversion value is being determined at a time when the notes are convertible into other property in addition to or in lieu of our common stock, the daily conversion value of each note, and the non-cash portion, if any, of the daily settlement amount, will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the applicable conversion rate would have owned or been entitled to receive in such transaction and the value thereof (in the case of assets other than cash or traded securities, as determined by our board of directors) during the cash settlement averaging period.
     If a holder elects to convert its notes in connection with a fundamental change, the applicable conversion rate will be subject to further adjustment as described below under “— Conversion Rate Adjustments — Make Whole Premium.”
Settlement in Shares
     We may irrevocably elect (unless and until we terminate such right as described in the last paragraph of this subsection) to satisfy our conversion obligations entirely in shares of our common stock (plus cash in lieu of fractional shares) at any time before December 31, 2026 by notice to the trustee and the holders informing them of such irrevocable election. Simultaneously with providing this notice, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or another newswire service announcing such election or publish that information in the Wall Street Journal or another newspaper of general circulation in the City of New York or on our website. If we so elect, we will deliver to holders tendering their notes for conversion following such notice a number of shares of our common stock (the “settlement shares”) equal to (1) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (2) the applicable conversion rate on the conversion date (which will include any increases to reflect any make whole premium which holders may be entitled to receive as described under “Conversion Rate Adjustments - Make Whole Premium”).
     We will deliver the settlement shares to converting holders on the third business day immediately following the related conversion date for such notes. If holders are entitled to receive a make whole premium as described under “- Conversion Rate Adjustments Make Whole Premium,” then we will deliver the shares on the third business day immediately following the date the amount of such make whole premium is determined.
     We will deliver cash in lieu of any fractional shares of our common stock deliverable in connection with delivery of the settlement shares based on the daily VWAP on the third trading day before the settlement date.
     Notwithstanding the foregoing, we may, prior to such irrevocable election to satisfy our conversion obligations entirely in shares of our common stock, terminate our right to make such an election by notice to the trustee and the holders, informing them of such termination.
Conversion Rate Adjustments
     The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events, except that if a holder is entitled to participate on the relevant distribution or payment date in a distribution described in clauses (2), (3) or (4) below without converting its notes (based on the applicable conversion rate in effect immediately before the relevant ex-dividend date), then no additional conversion rate adjustment shall be made in connection with such distribution:
     (1) If we issue shares of our common stock as a dividend or distribution on our common stock, or if we effect a share split or share combination, the applicable conversion rate will be adjusted based on the following formula:

          where:
CR0 = the conversion rate in effect immediately before the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;
CR1 = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;
OS0 = the number of shares of our common stock outstanding immediately before such ex-dividend date, or effective date; and
OS1 = the number of shares of our common stock outstanding immediately before such ex-dividend date, or effective date but after giving effect to such dividend, distribution, share split or share combination.
If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted, as of the date that is the earlier of (i) the public announcement of the nonpayment of the dividend or distribution, and (ii) the date that the dividend or distribution was to be paid, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
     (2) If we distribute to all, or substantially all, holders of our common stock any rights, warrants or options entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase our common stock at an exercise price per share of our common stock less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the time of announcement of such issuance, the applicable conversion rate will be adjusted based on the following formula:

          where:

CR0 = the conversion rate in effect immediately before the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;
OS0 = the number of shares of our common stock outstanding immediately before the ex-dividend date for such distribution;
X = the number of shares of our common stock issuable pursuant to such rights, warrants or options; and
Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants or options divided by (B) the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on the trading day immediately preceding the date of announcement for the issuance of such rights, warrants or options.
If any right, warrant or option described in this clause (2) is not exercised or converted before the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted, as of such expiration date, to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.
     (3) If we distribute shares of our capital stock, evidences of indebtedness or other assets or property to all, or substantially all, holders of our common stock, excluding:
(A) dividends, distributions, rights, warrants or options referred to in clauses (1) or (2) above;
(B) dividends or distributions paid exclusively in cash; and
(C) spin-offs described below in this clause (3),
then the applicable conversion rate will be adjusted based on the following formula:

          where:
CR0 = the conversion rate in effect immediately before the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;
SP0 = the average of closing sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.
Where there has been a payment of a dividend or other distribution of our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to our subsidiaries or other business units (a “spin-

off”), the conversion rate in effect immediately before close of business on the 10th trading day immediately following the effective date of the spin-off will be adjusted based on the following formula:

          where:
CR0 = the conversion rate in effect on the 10th trading day immediately following, and including, the effective date of the spin-off;
CR1 = the new conversion rate immediately after the 10th trading day immediately following, and including, the effective date of the spinoff;
FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after, and including, the effective date of the spin-off; and
MP0 = the average of the closing sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off.
An adjustment to the applicable conversion rate made pursuant to the immediately preceding paragraph will occur on the 10th trading day following the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references within this clause (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.
          If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted, as of the date that is the earlier of (i) the public announcement of the nonpayment of the dividend or distribution, and (ii) the date that the dividend or distribution was to he paid, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.
     (4) If we make any cash dividend or distribution to all, or substantially all, of the holders of our outstanding common stock, the applicable conversion rate will be adjusted based on the following formula:

          where:
CR0 = the conversion rate in effect immediately before the ex-dividend date for such distribution;
CR1 = the new conversion rate immediately after the ex-dividend date for such distribution;
SP0 = the closing sale price of our common stock on the trading day immediately preceding the earlier of the record date and the day immediately preceding the ex-dividend date for such distribution; and
C = the amount in cash per share that we distribute to holders of our common stock.
If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall he readjusted, as of the date that is the earlier of (i) the public announcement of the nonpayment of the dividend or distribution, and (ii) the date that the dividend or distribution was to be paid, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

     (5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value (which will be, except for the value of traded securities, as determined by our board of directors) of any other consideration included in the payment per share of our common stock exceeds the closing sale price of a share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the applicable conversion rate will be adjusted as of the 10th trading day following the date the tender or exchange offer expires based on the following formula:

          where:
CR0 = the conversion rate in effect on the 10th day immediately following, and including, the date such tender or exchange offer expires;
CR1 = the conversion rate in effect immediately after the 10th trading day immediately following, and including, the date such tender or exchange offer expires;
AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for our common stock purchased in such tender or exchange offer;
OS0 = the number of shares of our common stock outstanding on the trading day immediately before the date such tender on exchange offer expires;
OS1 = the number of shares of our common stock outstanding on the trading day immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and
SP1 = the average closing sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.
The adjustment to the applicable conversion rate under the preceding clause will occur on the 10th trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.
     In addition to these adjustments, we may in our sole discretion increase the applicable conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our notes or shares of our common stock resulting from any dividend or distribution of capital stock issuable upon conversion of the notes (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time in our sole discretion, to the extent permitted by applicable law, increase the applicable conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days’ prior notice of the increase in the conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate of the notes, see “Certain Material United States Federal Income Tax Considerations — Consequences to U.S. Holders — Constructive Distributions” and “Certain Material United States Federal Income Tax Consequences — Consequences to Non-U.S. Holders - Distributions and Constructive Distributions.
     To the extent that we have a rights plan in effect upon any conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan, unless, before any conversion, the rights have separated from the common stock, in which case the applicable conversion rate will he adjusted at the time of separation as described in clause (3) above. A further adjustment will occur as described in clause (3) above if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     In the event of:
•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;
then, from the effective date of such transaction, the daily conversion value and the amounts received in settlement of our conversion obligation will be computed as set forth under “- Payment upon Conversion” above and will be determined based on the kind and amount of shares of stock, securities, assets or other property (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the applicable conversion rate multiplied by the number of notes owned would have been entitled to receive in such transaction. However, if in any such transaction holders of common stock would be entitled to elect the consideration for their common stock, we will make adequate provisions so that upon conversion the holders of the notes will be entitled to elect, voting as a class, the consideration that they will receive upon conversion of the notes subject to cash settlement as described under “- Payment upon Conversion” above, if applicable.
     Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to clause (4) or (5), in no event will the conversion rate exceed 34.1530 common shares per $1,000 principal amount of notes, subject to adjustment pursuant to clauses (1), (2) and (3) above.
     The applicable conversion rate will not be adjusted:
•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including any additional amounts.
     In addition, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. We will, however, carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected upon required purchases of the notes in connection with a fundamental change, upon any conversion of the notes, on every one year anniversary from the original issue date and on the record date immediately prior to the maturity date of the notes.
     Adjustments to the applicable conversion rate will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655).

Make Whole Premium
     If a fundamental change (as defined below under “- Repurchase of Notes by Us at Option of Holder upon a Fundamental Change”) occurs prior to December 31, 2014 and a holder elects to convert its notes in connection with such transaction, we will pay, to the extent described below, a make-whole premium (the “make whole premium”) by increasing the applicable conversion rate for the notes surrendered for conversion if and as required below. A conversion of the notes will be deemed for these purposes to be “in connection with a fundamental change” if the notice of conversion is received by the conversion agent from and including the date that is 30 calendar days prior to the anticipated effective date of the fundamental change to the close of business on the business day before the fundamental change repurchase date. Any make whole premium will have the effect of increasing the number of shares due the holders of notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below, based on the date on which the transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in the transaction constituting the fundamental change. If holders of our common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days immediately before but not including the effective date of the transaction.
     The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “- Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately before such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately before the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The applicable conversion rate will be adjusted in the same manner as the conversion rate as set forth under “- Conversion Rate Adjustments.”
     The following table sets forth the amount, if any, per $1,000 principal amount of notes by which the applicable conversion rate will increase for each stock price and effective date.

	Stock Price
Effective Date	$29.28	$30.00	$35.00	$40.00	$45.00	$46.56	$50.00	$55.00	$60.00	$70.00	$80.00	$90.00	$100.00
6/21/2007	8.38	8.01	5.99	4.64	3.70	3.46	3.02	2.51	2.13	1.58	1.23	0.98	0.80
12/31/2007	8.38	7.99	5.92	4.54	3.58	3.35	2.90	2.40	2.02	1.49	1.15	0.91	0.74
12/31/2008	8.38	7.96	5.75	4.30	3.32	3.08	2.63	2.13	1.77	1.27	0.96	0.76	0.62
12/31/2009	8.38	7.92	5.51	3.98	2.96	2.72	2.27	1.79	1.44	1.00	0.74	0.57	0.46
12/31/2010	8.38	7.85	5.19	3.54	2.48	2.24	1.80	1.34	1.03	0.66	0.47	0.36	0.29
12/31/2011	8.38	7.79	4.75	2.91	1.80	1.55	1.13	0.73	0.48	0.25	0.16	0.12	0.09
12/31/2012	8.38	7.65	3.96	2.02	0.73	0.44	0.07	0.00	0.00	0.00	0.00	0.00	0.00
12/31/2013	8.38	7.60	3.80	1.82	0.60	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
12/31/2014	8.38	7.56	2.80	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
     The actual stock prices and effective dates may not be set forth in the table above, in which case:
•	If the actual stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $100.00 per share (subject to adjustment), no adjustment will be made to the applicable conversion rate.

•	If the stock price is less than $29.28 per share (subject to adjustment), no adjustment will be made to the applicable conversion rate.
     Notwithstanding the foregoing, in no event shall the conversion rate, as adjusted in accordance within the foregoing, exceed 34.1530 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “- Conversion Rate Adjustments.”

     Our obligation to increase the conversion rate in connection with a fundamental change transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Optional Redemption
     Prior to December 31, 2012, the notes will not be redeemable. On or after December 31, 2012, but prior to December 31, 2014, we may redeem for cash all or part of the notes, if during any period of 30 consecutive trading days ending not later than December 31, 2014, the closing sale price of a share of our common stock for at least 20 trading days within such period of 30 consecutive trading days is greater than or equal to 120% of the conversion price on each such day (with all calculations adjusted as specified in “-Conversion Rate Adjustments”).
     On or after December 31, 2014, we may redeem for cash all or part of the notes at any time, upon at least 30 but not more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of notes.
     Upon a redemption, we will pay a price in cash equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest (including any additional amounts) to but excluding the redemption date.
     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers to be fair and appropriate.
     If the trustee selects a portion of a holder’s note for partial redemption and that holder converts a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.
     In the event of any redemption in part, we will not be required to:
•	issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
     We may, to the extent permitted by law, at any time, and from time to time, purchase the notes in the open market or otherwise.
Repurchase of Notes by Us at the Option of the Holder
     Holders have the right to require us to purchase all or a portion of the notes on December 31, 2012, December 31, 2014, June 30, 2017 and June 30, 2022 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to a purchase date until the close of business on the third business day prior to a purchase date. If the purchase notice is given and withdrawn prior to 5:00 p.m. New York City time, on the business day prior to the purchase date, we will not be obligated to purchase the related notes. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have sufficient cash to repurchase the notes at the option of the holder on specified dates or upon a fundamental change or to pay the cash upon conversion, which may increase your credit risk.”
     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, to but excluding such purchase date; provided however that any such accrued and unpaid interest will not be paid to the holder submitting the note for repurchase on the relevant purchase date but instead to the holder of record at the close of business on the corresponding record date. Any notes purchased by us will be paid for in cash.
     On or before the 25th business day prior to a purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:
•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a purchase notice has been delivered by a holder may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
     A notice electing to require us to purchase a holder’s notes must state:
•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, the notice must comply with appropriate DTC procedures.

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
     A holder may withdraw any purchase notice in whole or in party by a written notice for withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day prior to the purchase date. The notice of withdrawal must state:
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
     A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds moneys sufficient to pay the purchase price of the notes on the purchase date, then:
•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).
     In connection with any purchase offer, we will:
•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.
     No notes may be purchased at the option of the holder on the purchase date if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.
Repurchase of Notes by Us at Option of Holder upon a Fundamental Change
     Except as provided below, if a fundamental change, as defined below, occurs, each holder will have the right on the fundamental change repurchase date to require us to repurchase for cash all of its notes or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest, including any additional amounts, on the notes to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record (date and on or before the corresponding interest payment date, we will pay such interest (including any additional amounts) to the person to whom principal is payable.
     Within 15 calendar days after the occurrence of a fundamental change, we are required to give notice to each holder and the trustee of such occurrence and of each holder’s resulting repurchase right and the procedures that each holder must follow to require us to repurchase its notes as described below. Simultaneously with providing such notice, we will issue a press release. The fundamental change repurchase date specified by us will be 30 calendar days after the date on which we give this notice.
     The fundamental change repurchase notice given by a holder electing to require us to repurchase its notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date and must state:
•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for repurchase (or, if the notes are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.
     A holder may withdraw its fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:
•	the principal amount at maturity of notes being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the fundamental change repurchase notice.
     A “fundamental change” will be deemed to have occurred at such time after the original issuance of the notes on June 27, 2007 as:
(1)	a “person” or “group” within the meaning of Section l3(d)(3) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or

(2)	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(3)	a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:
•	any transaction:
(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; or

(ii)	pursuant to which holders of our capital stock immediately before the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or
•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding common stock, if at all, solely into common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•	any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person; or
(4)	a termination of trading as defined below; or

(5)	our stockholders approve any plan or proposal for our liquidation.
     A “continuing director” means a director who either was a member of our board of directors on the date of original issuance of the notes or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

     A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) at any time is not listed for trading on a U.S. national or regional securities exchange.
     The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act. The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.
     Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes upon a fundamental change described in clause (3) above if more then 90% of the consideration in the transaction or transactions consists of common stock traded or to be traded immediately following the change of control on a U.S. national or regional securities exchange, and, as a result of the transaction or transactions, the notes become convertible into that common stock (and any rights attached thereto).
     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent required at that time.
     If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those notes will cease to be outstanding, and interest, including any additional amounts, on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holders will terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer of the notes or delivery of the notes.
     The term “fundamental change” is limited to specified transactions and does not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.
     Our ability to repurchase notes for cash upon the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise.
Merger or Sale of Assets
     The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all our assets to another person, unless:
•	the resulting, surviving or transferee person (the “successor company”) will be a corporation organized and existing under (1) the laws of the United States of America, any state thereof or the District of Columbia, or (2) any other jurisdiction so long as the successor company agrees to submit to service of process in any state in the United States of America or the District of Columbia and, in the case of clause (2) above, the successor company provides a full and unconditional indemnity and provision for additional amounts required to be withheld from payments or deliveries to holders under applicable United States or foreign laws, rules, regulations or authorities, and any other incremental tax liabilities or costs of such holders as a result of such merger or other transaction and the successor company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, no default under the indenture shall have occurred and be continuing;

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and

•	we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the transaction had not occurred, except where any of the foregoing are subject to the indemnification provided for above.
     The successor company will succeed to, and be substituted for, and may exercise every right and power of us under the indenture, but in the case of a conveyance, transfer or lease of all or substantially all our assets, we will not be released from the obligation to pay the principal of and interest on the notes.
SEC and Other Reports
     We shall deliver to the trustee copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC. We shall also comply with the other provisions of Trust Indenture Act Section 314(a).
Events of Default; Notice and Waiver
     The following will constitute defaults under the indenture, subject to any additional limitations, qualifications and cure periods included in the indenture:
•	a default in the payment of principal of the notes when due at maturity, upon redemption, repurchase or otherwise;

•	a default in the payment of any interest, including any additional amounts, on the notes when due and such failure continues for a period of 30 days past the applicable due date;

•	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

•	a default in our obligation to deliver the settlement amount upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes;

•	the failure by us to comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;

•	the failure by us to perform or observe any of our other covenants or warranties in the indenture or in the notes for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes has been received by us;

•	the failure by us to make any payment by the end of any applicable grace period after maturity or acceleration of indebtedness for borrowed money of us or our subsidiaries in an amount in excess of $20 million and continuance of such failure;

•	the failure by us or any of our significant subsidiaries to pay final judgments aggregating in excess of $20 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.
     The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
     If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. The trustee may withhold notice to the holders of the notes of a default, except defaults in non-payment of principal or interest (including any additional amounts) on the notes. The trustee must, however, consider it to be in the interest of the holders of the notes to withhold this notice.
     If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest, including any additional amounts, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization as described above, the principal and accrued and unpaid interest, including any additional amounts, on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind such acceleration with respect to the notes and, as is discussed below, waive these past defaults.
     Notwithstanding the foregoing, the indenture for the notes provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure by us to deliver to the trustee any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 150 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to 0.25% per annum of the principal amount of the notes. If we so elect, such additional amounts will be payable in the same manner and on the same dates as the stated interest payable on the notes. These additional amounts will accrue on all outstanding notes from and including the date on which such event of default first occurs to but not including the 180th day thereafter (or such earlier date on which such event of default shall have been cured or waived). On such 180th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 180th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional amounts upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.
     In order to elect to pay the additional amounts as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election. Upon our failure to timely give such notice or pay the additional amounts, the notes will be subject immediately to acceleration as provided above.
     The holders of a majority in aggregate principal amount of outstanding notes have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Before taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking the action.

     The holders of a majority in aggregate principal amount of outstanding notes may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest, including additional amounts, if any, a failure to convert any notes into common stock, a default arising from our failure to repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.
     No holder of the notes may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest, including additional amounts, if any, on the notes, unless:
•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.
     The indenture requires us to deliver to the trustee every year a statement as to performance of our obligations under the indenture and as to any default.
     A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our existing borrowing arrangements.
Amendment and Modification
     Except as provided below, the consent of the holders of a majority in aggregate principal amount of the outstanding notes (voting as a single class) is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:
•	reduce the principal amount of or change the stated maturity of any note;

•	reduce the rate or extend the time for payment of interest, including additional amounts, if any, on any note;

•	reduce any amount payable upon repurchase of any note (including upon the occurrence of a fundamental change) or redemption of any note or change the time at which or circumstances under which the notes may or shall be repurchased or redeemed;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of shares of common stock or any other property receivable upon conversion

•	reduce the quorum or voting requirements under the indenture;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any amendment or modification of the indenture.
     We and the trustee may modify certain provisions of the indenture without the consent of the holders of the notes, including to:
•	add guarantees with respect to the notes or secure the notes;

•	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of our rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of notes;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

•	conform, as necessary, the indenture and the form or terms of the notes, to the “Description of Notes” as set forth in this prospectus; and

•	make other changes to the indenture or forms or terms of the notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the notes.
     Notwithstanding the foregoing, in the event we have terminated our right to irrevocably elect to satisfy our conversion obligation entirely in shares of our common stock as described under “—Conversion Rights — Settlement in Shares,” we may upon consent of the holders of a majority in aggregate principal amount of the outstanding notes (voting as a single class), elect to satisfy our conversion obligation in cash, common stock or any combination thereof.
Calculations in Respect of Notes
     We are responsible for making all calculations called for under the notes, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including any additional amounts) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion will forward our calculations to any holder of notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent
     We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.
Notices
     Except as otherwise described herein, notices to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.
Rule 144A Information Request
     We will furnish to the holders or beneficial holders of the notes or the common stock issuable upon conversion of the notes and prospective purchasers of the notes, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.
Governing Law
     The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.
Registration Rights
     In connection with the initial private placement of the notes in June 2007, we entered into a registration rights agreement. As required by the registration rights agreement, we have, at our expense, filed with the SEC the registration statement of which this prospectus is a part, covering resales of the notes and the shares of our common stock issuable upon the conversion of the notes. In the registration rights agreement, we agreed to use reasonable efforts to keep the registration statement effective until the earlier of:
•	the date when the holders of notes and holders of shares of our common stock issuable upon conversion of the notes are able to sell such notes and such shares immediately without restriction pursuant to Rule 144(k) under the Securities Act; and

•	the date when all of the notes and shares of our common stock issuable upon conversion thereof have been sold either pursuant to the registration statement of which this prospectus is a part or pursuant to Rule 144 under the Securities Act or any similar provision then in force or the notes and the common stock issuable upon conversion of the notes cease to be outstanding.
     The registration rights agreement, however, permits us to suspend the effectiveness of the registration statement of which this prospectus is a part or the use of this prospectus during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period may not exceed an aggregate of:
•	45 days in any 90-day period; or

•	120 days in any 360-day period.
     Notwithstanding the foregoing, we may extend the suspension period from 45 days to 60 days under specified circumstances relating to possible acquisitions, financings or other material business transactions. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     Each of the following is a registration default:
•	we do not, through our omission, name a holder as a selling stockholder in this prospectus through a prospectus supplement or file a post-effective amendment to the registration statement of which this prospectus is a part within the required time period as described below; or

•	any post-effective amendment to the registration statement of which this prospectus is a part required to be filed as described below has not become effective before the 45th day following the date such post-effective amendment is required to be filed; or

•	at any time after the effectiveness of the registration statement of which this prospectus is a part, the registration statement ceases to be effective or is not usable in accordance with and during the periods specified in the registration rights agreement and (1) we do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act (other than in the case of a suspension period described in the preceding paragraph), (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be, or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 120 days.
     If a registration default occurs, predetermined “additional amounts” will accrue on the notes from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured, and (2) the date the registration statement is no longer required to be kept effective. The additional amounts will be paid to those entitled to interest payments on such dates semiannually in arrears on each June 30 and December 31 and will accrue at a rate per year equal to:
•	0.25% of the principal amount of a note to and including the 90th day following such registration default; and

•	0.50% of the Principal amount of a note from and after the 91st day following such registration default.
     In no event will additional amounts exceed 0.50% per year. If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional amounts on such common stock. However, such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional amounts to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock. In addition, in no event will additional amounts be payable in connection with a registration default relating to a failure to maintain the effectiveness of the registration of the common stock deliverable upon a conversion of the notes. For the avoidance of doubt, if we fail to maintain the effectiveness of the registration of both the notes and the common stock deliverable upon conversion of the notes, the additional amounts will be payable in connection with the registration default relating to the notes.
     A holder who elects to sell securities pursuant to the registration statement of which this prospectus is a part is:
•	required to be named as a selling securityholder in this prospectus or a supplement to this prospectus;

•	required to deliver this prospectus to purchasers and, as applicable, such supplement to this prospectus, naming such holder as a selling securityholder;

•	subject to the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	subject to and bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification rights and obligations.

     Under the registration rights agreement, we will:
•	pay all expenses of the registration statement of which this prospectus is a part; provide each holder named in the registration statement with copies of this prospectus and any applicable supplements to this prospectus; and

•	take other reasonable actions as are required to permit unrestricted resales of the notes and shares of common stock issued upon conversion of the notes in accordance with the terms and conditions of the registration rights agreement.
     The plan of distribution contained in this prospectus permits resales of registrable securities by selling securityholders through brokers and dealers.
Form, Denomination, Exchange, Registration and Transfer
     The notes have been issued:
•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.
Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in the City of New York.
Payment and Paying Agent
     We will maintain an office or agent in the Borough of Manhattan, the City of New York, where we will pay the principal on the notes, and a holder may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee.
     Payments on the notes represented by the global note referred to below will be made to The Depository Trust Company, New York, New York, which is referred to herein as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.
Book-Entry Delivery and Settlement
     The notes have been issued in the form of permanent global notes in definitive, fully registered, book-entry form. The global notes have been deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
     DTC has advised us as follows:
•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.
     We are providing the following descriptions of the operations and procedures of DTC to the holders solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the trustee takes any responsibility for these operations or procedures, and each holder is urged to contact DTC or its participants directly to discuss these matters.
     We expect that under procedures established by DTC:
•	Upon deposit of the global notes with DTC or its custodian, DTC credited on its internal system the accounts of direct participants designated by the initial purchasers of the notes with portions of the principal amounts of the global notes.

•	Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.
     The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
     So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.
     Notes represented by a global note are exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.
     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

DESCRIPTION OF OTHER INDEBTEDNESS
     The following summarizes the material provisions of certain of our indebtedness in addition to the indebtedness represented by the notes. This summary is not a complete description of such indebtedness. The description of our secured credit facility and the 9.75% senior notes due 2011 issued by one of our subsidiaries and the indenture governing the 2011 notes is qualified in its entirety by reference to such documents which are incorporated by reference in this prospectus. Copies of the credit agreement governing our secured credit facility and the notes and the indenture governing the 2011 notes are available from us upon request. See “Where You Can Find More Information” in this prospectus. Whenever particular provisions of the credit agreement governing our secured credit facility, the 2011 notes or the indenture governing the 2011 notes are referred to, those provisions of the credit agreement governing our secured credit facility, the 2011 notes or the indenture governing the 2011 notes, as applicable, are incorporated by reference in this prospectus as part of the statements made, and the statements are qualified in their entirety by that reference.
Secured Credit Facility
     On October 30, 2006, we entered into a new secured credit facility which replaced our existing credit facility. Our secured credit facility provides for credit extensions to our direct and indirect subsidiaries, Dollar Financial Group, Inc. (DFG), National Money Mart Company (NMMC) and Dollar Financial U.K. Limited (Dollar Financial UK), in an aggregate principal amount not to exceed US$410.0 million plus approximately €31.5 million plus CDN$28.5 million. Specifically, our secured credit facility provides for (1) a revolving loan to DFG the aggregate principal amount of up to US$75.0 million, which we refer to as our “US revolving loan”, (2) a term loan to NMMC in the aggregate principal amount of US$295.0 million, which we refer to as our “Canadian term loan”, (3) a revolving loan to NMMC initially in the aggregate principal amount of US$25.0 million later converted to CDN$28.5 million, which we refer to as our “Canadian revolving loan”, and (4) a term loan to Dollar Financial UK in the aggregate principal amount of $80.0 million United States Dollar equivalent, with $40.0 million denominated in United States Dollars and $40.0 million denominated in Euros (approximately €31.5 million), which we refer to as our “UK term loan.” We refer to our US Revolving Loan and our Canadian revolving loan collectively as our “revolving loans”, our UK term loan and our Canadian term loan collectively as our “term loans”, and our revolving loans and term loans collectively as our “loans.”
     On October 30, 2006, NMMC borrowed US$170.0 million under our Canadian term loan, Dollar Financial UK borrowed $80.0 million United States Dollar equivalent under our UK term loan and DFG borrowed US$14.6 million on our US revolving loan. These funds were used to (1) repurchase a portion of DFG’s 2011 notes in the aggregate principal amount of US$198.0 million pursuant to a cash tender offer and consent solicitation for all of the then outstanding 2011 notes, (2) repay the outstanding principal and accrued interest then due under our prior credit facility, and (3) pay certain transaction costs related to our new secured credit facility. On October 31, 2006, NMMC borrowed an additional US$125.0 million under our Canadian term loan to fund the certain acquisitions in Canada and to pay related transaction costs.
     On May 22, 2007, we along with the other parties to the credit agreement governing our secured credit facility entered into a first amendment to the credit agreement in order to, among other things, (1) change the currency of our Canadian revolving loan to Canadian Dollars and make corresponding modifications to the interest rates applicable thereto, (2) permit same-day borrowings under our US revolving loan, (3) permit additional secured debt of Dollar Financial UK in an amount not to exceed £5.0 million, and (4) make certain modifications to DFG’s borrowing base under the credit agreement.
     On June 20, 2007, we along with the other parties to the credit agreement governing our secured credit facility entered into a second amendment to the credit agreement in order to, among other things, (1) permit the offering of the notes described in this prospectus, (2) make certain amendments in connection with the issuance of the notes described in this prospectus including to permit, to the extent permitted by applicable law, the payment of dividends to us for payment of interest under the notes, and (3) increase the amount of permitted acquisitions.
     The interest rates for our loans are calculated in accordance with the terms of our secured credit facility and may vary from time to time at our option. The interest rate options for our US revolving loans are (1) a LIBOR based rate plus a margin of 300 basis points, (2) a floating LIBOR based rate plus a margin of 300 basis points, or

(3) a rate based on the greater of the prime rate and the federal funds rate plus 0.5% (the “ABR Rate”) plus a margin of 200 basis points. The interest rate options for our Canadian revolving loans are (i) a CDOR based rate plus a margin of 300 basis points, or (ii) the ABR Rate plus a margin of 200 basis points. The interest rate options for (x) our dollar denominated UK term loan is a Eurodollar rate plus a margin of 300 basis points or the ABR rate plus a margin of 200 basis points, and (y) our Euro denominated UK term loan is a Europe rate plus a margin of 300 basis points.
     The termination date for the Revolving Loans is October 30, 2011 and the maturity date for the Term Loans is October 30, 2012. The Term Loans amortize in equal quarterly installments in an amount equal to 0.25% of the original principal amount of the applicable Term Loan for the first twenty-three (23) quarters following funding, with the outstanding principal balance payable in full on the maturity date of such Term Loan.
     As of June 30, 2007, the outstanding principal balance of our loans is as follows: US revolving loan and Canadian revolving loan—no outstanding balances; Canadian term loan-approximately US$292.8 million; and UK term loan-approximately US$81.6 million.
     We, along with certain of our direct and indirect domestic subsidiaries, guarantee all of the obligations under our US revolving loan. We, along with substantially all of our domestic and foreign direct and indirect subsidiaries, also guarantee all of the obligations under our Canadian revolving loan and our term loans. The obligations of the respective borrowers and guarantors under credit facility are secured by substantially all the assets of such borrowers and guarantors.
     The credit agreement governing our secured credit facility contains customary covenants, representations and warranties and events of default.
9.75% Senior Notes due 2011
     On November 13, 2003, we entered into an indenture with DFG and certain of our direct and indirect subsidiaries as guarantors and U.S. Bank National Association, as trustee, which governs DFG’s 2011 notes. DFG issued US$270.0 million aggregate principal amount of 2011 notes pursuant to this indenture. The maturity date of the 2011 notes is November 15, 2011. The 2011 notes are guaranteed by Dollar Financial Corp. and substantially all of our direct and indirect domestic subsidiaries on a subordinated basis and secured by a subordinated pledge of the equity of our first tier foreign subsidiaries.
     On July 21, 2006, we redeemed approximately US$70.0 million in principal amount of the 2011 notes. On September 14, 2006, we commenced a tender offer and consent solicitation for all of the remaining outstanding 2011 notes. Outstanding 2011 notes in an aggregate principal amount of approximately US$198.0 million were tendered in the tender offer and consent solicitation.
     In connection with the tender offer and consent solicitation, we entered into a fourth supplemental indenture dated as of October 27, 2006 with the parties to the indenture governing the 2011 notes. Pursuant to the fourth supplemental indenture, substantially all of the restrictive covenants and certain events of default were eliminated from the indenture governing the 2011 notes. Currently, approximately US$2.0 million in principal amount of 2011 notes remain outstanding. We presently intend to redeem the remaining outstanding 2011 notes when they become redeemable on November 15, 2007.

DESCRIPTION OF CAPITAL STOCK
General
     We have authorized capital stock consisting of 55,500,000 shares of common stock, $0.001 par value per share and 10,000,00 shares of undesignated preferred stock, $0.001 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws, and by the provisions of applicable Delaware law.
Common Stock
     As of September 19, 2007, there were 24,164,595 shares of our common stock outstanding, which were held of record by 127 stockholders. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:
•	restricting dividends on our common stock

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.
Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions
     Provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:
•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.
     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

•	Classified Board of Directors. Under our amended and restated certificate of incorporation and our amended and restated bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms, with one-third of the board of directors being elected each year.

•	Stockholder meetings. Under our amended and restated certificate of incorporation and our amended and restated bylaws, only our board of directors, the chairman of our board of directors, our chief executive officer and our president may call special meetings of stockholders.

•	Requirements for advance notification of stockholder proposals and director nominations. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

•	No action by written consent. Under our amended and restated certificate of incorporation, stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.

•	Delaware anti-takeover law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

•	No cumulative voting. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.
Board of Directors Composition
     We are a party to employment agreements with Jeffrey Weiss and Donald Gayhardt that require us to use our commercially reasonable efforts to ensure that they continue to be members of our board of directors as long as they serve us as specified officers.
Limitations on Liability and Indemnification of Officers and Directors
     Our amended and restated certificate of incorporation and our amended and restated bylaws limit the liability and provide for indemnification of directors and officers to the fullest extent permitted by Delaware law.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, New York 1005, and its telephone number at this location is (212) 936-5100.
Listing
     Our common stock is listed on NASDAQ Global Select Market under the symbol “DLLR.”

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following summary describes the material U.S. federal income tax consequences, as of the date hereof, of the purchase, ownership, sale, conversion or other disposition of the notes and the shares of our common stock into which the notes may be converted. Except where noted, it deals only with notes and shares of our common stock held as capital assets. This summary does not deal with special situations, such as:
•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding notes or shares of common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. Holders (as defined below) of notes or shares of our common stock whose functional currency is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to former citizens or residents of the United States who are subject to the tax on expatriates;

•	alternative minimum tax consequences, if any; and

•	any state, local or foreign tax consequences.
     The discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result, prospectively or retroactively, in U.S. federal income tax consequences different from those discussed below.
     Holders of notes should consult their tax advisors concerning the U.S. federal income tax consequences to them in light of their particular situations as well as any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
     As used herein, the term “U.S. Holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the U.S. federal income tax laws;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
     A “non-U.S. Holder” is a beneficial owner of notes or shares of our common stock received upon conversion of the notes that is an individual, corporation, estate or trust that is not a U.S. Holder. A holder of notes or shares of our common stock received upon conversion of the notes that is a partnership and partners in such partnership should consult their own tax advisors as to the tax consequences to them of purchasing, owning and disposing of notes or shares of our common stock. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies” as defined under the Code. Each such entity should consult its tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to it.
Consequences to U.S. Holders
Payments of Interest
     Interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes.
Additional Amounts
     We may be required to pay additional amounts to a U.S. Holder in certain circumstances as described above under the headings “Description of Notes — Registration Rights” and “Description of Notes — Events of Default; Notice and Waiver.” We believe (and the rest of this discussion assumes) that the possibility that we will be obligated to make any such additional payments on the notes is remote, and, as a result, the notes will not be treated as “contingent payment debt instruments” under applicable Treasury regulations. Assuming our position is respected, any such additional interest would generally be taxable to a U.S. Holder at the time such payments are received or accrued, in accordance with the U.S. Holder’s usual method of accounting for tax purposes.
     Our determination that the notes are not contingent payment debt instruments is not binding on the Internal Revenue Service (the “IRS”). It is possible that the IRS might take the position that the possibility of an additional payment is not remote, in which case the character and amount of taxable income in respect of the notes may be materially different from that described above. If we do pay amounts on the notes in addition to the stated interest on or principal of the notes, U.S. Holders should consult their own tax advisors about the tax treatment of such amounts.
Market Discount
     If a U.S. Holder purchases a note at a cost less than the note’s principal amount, the amount of this difference will be treated as market discount for Federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on the note and any gain realized on disposition of a note as ordinary income to the extent of the accrued market discount not previously included in income. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note as of the time of acquisition or, at the U.S. Holder’s election, under a constant-yield method. If such an election is made, it will apply only to the note with respect to which it is made and cannot be revoked.
     If a U.S. Holder acquires a note at a market discount, the U.S. Holder may also elect to include market discount in income over the remaining term of the note. Once made, this election applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and cannot be revoked without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by any amount of market discount that was previously included in income. If a U.S. Holder acquires a note at a market discount and does not elect to include accrued market discount in income over the remaining term of the note, the U.S. Holder may be required to defer until maturity or a taxable disposition of the note its deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or to carry the note.
     Upon a conversion of a note into our common stock, any accrued market discount on the note not previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of the common stock will be treated as ordinary income to the extent of this carried-over accrued market discount. If a U.S. Holder receives a combination of cash and stock upon exercise of its conversion right, the U.S. Holder will recognize all or a portion of the accrued market discount at that time, depending on the amount of cash received.
Amortizable Bond Premium
     If a U.S. Holder purchases a note at a price that exceeds its principal amount, the U.S. Holder generally will be considered to have acquired the note with amortizable bond premium for Federal income tax purposes, except to the extent the excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.
     A U.S. Holder may elect to amortize bond premium from the acquisition date to the note’s maturity date under a constant-yield method. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction. If a U.S. Holder elects to amortize bond premium, the U.S. Holder must reduce its tax basis in the note by the amount of the premium amortized in any year. Once made, this election applies to all debt obligations owned or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and cannot be revoked without the consent of the IRS. If a U.S. Holder does not make an election to amortize bond premium, the U.S. Holder will be required to include all amounts of interest as income, and the premium will either reduce the gain or increase the loss the U.S. Holder recognizes upon the taxable disposition of the note.
Constructive Distributions
     The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) would not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code as described in “Consequences to U.S. Holders — Distributions” below. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.
Sale, Exchange, Redemption, or other Taxable Disposition of Notes
     Except as provided below under “Consequences to U.S. Holders — Conversion of Notes,” a U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between (i) the amount realized (that is, the amount of cash proceeds and the fair market value of any property received upon the sale, exchange, redemption or other disposition), other than amounts attributable to accrued but unpaid interest on the notes (which will be taxable as ordinary interest income to the extent not previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s tax basis in a note will generally be equal to the amount the U.S. Holder paid for the note, reduced by any amortized bond premium deducted and by any principal payments received on the note and increased by the aggregate amount of any market discount and deemed dividends the U.S. Holder has previously included in income in respect of the note (as described above under “Consequences to U.S. Holders — Market Discount” and “Consequences to U.S. Holders —Constructive Distributions”). Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss, except to the extent of any accrued market discount not previously included in income. If a U.S. Holder is an individual and has held the note for more than one year, such capital gain will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. Holder’s ability to deduct capital losses may be limited.
Conversion of Notes
     The tax consequences to a U.S. Holder of a conversion of the notes will depend upon whether we make the irrevocable election to settle the conversion of the notes entirely in shares of our common stock. If we make the election to settle the conversion of the notes entirely in shares of our common stock, a U.S. Holder generally will not recognize gain or loss on the conversion of a note into our common stock (other than amounts attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in income, and cash in lieu of a fractional share).
     If we do not make the irrevocable election to settle the conversion of the notes entirely in shares of our common stock, holders will receive a combination of cash and shares of our common stock upon conversion. The conversion of notes into a combination of cash and shares of our common stock should be treated as a recapitalization, although the tax treatment is not entirely clear. If treated as a recapitalization, a U.S. Holder will recognize gain, but not loss, equal to the excess of the fair market value of the shares of our common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in income) over the U.S. Holder’s adjusted tax basis in the note, but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). Alternatively, if the conversion into cash and our common stock is not treated as a recapitalization, it may be treated as in part payment in redemption of a portion of the note and in part a conversion of a portion of the note into our common stock. The remainder of this discussion assumes that the conversion of a note into cash and common stock will be treated as a recapitalization.
     A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of our common stock in an amount equal to the difference between the amount of cash received and the portion of the U.S. Holder’s tax basis in the note that is attributable to such fractional share. This gain or loss will be capital gain or loss and will be taxable in the same manner as described under “Consequences to U.S. Holders — Sale, Exchange, Redemption, or Other Taxable Disposition of Notes” above.
     The tax basis of the shares of our common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest) and increased by the amount of gain, if any, recognized in the recapitalization discussed above (other than with respect to a fractional share). A U.S. Holder’s holding period for shares of our common stock will include the period during which the U.S. Holder held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.
     U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and shares of our common stock in exchange for notes upon conversion.
Distributions
     If a U.S. Holder exchanges a note for shares of our common stock upon conversion, and if we subsequently make a distribution in respect of that stock (other than a dividend in the form of additional shares of our common stock), the distribution will be treated as a dividend, taxable as ordinary income to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. U.S. corporations may be entitled to claim a dividends received deduction equal to a portion of any dividends received, subject to certain holding period, taxable income and other limitations and conditions. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning before January 1, 2011, will be subject to tax at the special reduced rate generally applicable to long-term capital gain provided certain holding period requirements are met. A holder generally will be eligible for this reduced rate only if the holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.
Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock
     Upon the sale, certain redemptions or other taxable disposition of our common stock received upon conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in our common stock. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. The deductibility of capital loss is subject to limitations.
Possible Effect of Certain Fundamental Changes on Conversion Rights
     In certain situations, the notes may become convertible into shares of an acquirer (as described above under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “— Repurchase of Notes by Us at Option of Holder upon a Fundamental Change”). Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a U.S. Holder, and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.
Information Reporting and Backup Withholding
     Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of our common stock and to the proceeds of a sale of a note or share of our common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if a U.S. Holder fails to provide its taxpayer identification number, certification of exempt status or if a U.S. Holder fails to report in full payments of interest and dividend income.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Consequences to Non-U.S. Holders
Payments of Interest and Additional Amounts
     The 30-percent U.S. federal withholding tax will not apply to any payment to a non-U.S. Holder of interest on a note under the “portfolio interest rule” provided that the non-U.S. Holder:
•	does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	is not a “controlled foreign corporation” within the meaning of section 957(a) of the Code with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

•	is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person within the meaning of the Code (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) the non-U.S. Holder holds its notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. Holder and such foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

Special “look-through” rules apply to non-U.S. Holders that are pass-through entities.
     If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30-percent U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the U.S. Holder’s conduct of a trade or business in the United States.
     If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest is generally attributable, then, although exempt from the withholding tax discussed above (provided that the non-U.S. Holder provides a properly executed applicable IRS form on or before any payment date to claim the exemption), the non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if it were a U.S. Holder. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
     If we fail to register the notes or to comply with the reporting obligations as described above under the headings “Description of Notes — Registration Rights” and “Description of Notes — Events of Default; Notice and Waiver,” we may become obligated to pay additional amounts on the notes. We intend to treat such additional amounts as payments of interest subject to the tax and withholding rules described above.
Distributions and Constructive Distributions
     Any dividends paid to a non-U.S. Holder with respect to the shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Consequences to U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, if a tax treaty applies, are attributable to a permanent establishment in the United States, are not subject to the withholding tax but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty.
     Because a constructive dividend deemed received by a non-U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if we pay withholding tax on behalf of a non-U.S. Holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).
     If a non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock
     Any gain realized by a non-U.S. Holder upon the sale, exchange, certain redemptions or other taxable disposition of a note or share of our common stock as well as the conversion of a note into a combination of cash and stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a permanent establishment in the United States;

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be. We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
     A non-U.S. Holder who is an individual described in the first bullet point above will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if it were a U.S. Holder. A non-U.S. Holder who is an individual described in the second bullet point above will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though the non-U.S. Holder is not considered a resident of the United States. A non-U.S. Holder who is a foreign corporation that falls under the first bullet point above will be subject to tax on its net gain generally in the same manner as if it were a U.S. Holder and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a non-U.S. Holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders – Payments of interest.”
     A conversion of a note solely for common stock will not be a taxable event, except with respect to cash received in lieu of fractional shares.
Information Reporting and Backup Withholding
     We must report annually to the IRS and to non-U.S. Holders the amount of interest and dividends paid to non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.
     In general, a non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Payments of Interest” has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that the non-U.S. Holder is a U.S. person that is not an exempt recipient).
     In addition, a non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that the non-U.S. Holder is a U.S. person that is not an exempt recipient) or the non-U.S. Holder otherwise establishes an exemption.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITYHOLDERS
     We originally sold the notes to a number of initial purchasers in June 2007, in a private placement that was exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act. Selling securityholders who may use this prospectus or any prospectus supplement from time to time to offer or sell any or all of their notes and shares of our common stock issuable upon conversion of the notes include the initial purchasers’ transferees, pledgees, donees and their successors.
     The following table sets forth information with respect to the selling securityholders and the respective principal amounts of notes and shares of our common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the notes or shares of our common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the principal amount of notes beneficially owned prior to the offering and offered hereby and the number of shares of our common stock beneficially owned prior to the offering and offered hereby may be in excess of the total amount registered under the registration statement of which this prospectus forms a part due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of notes and shares of our common stock. Any changed information given to us by the selling securityholders or information about additional selling securityholders will be set forth in a prospectus supplement if and when necessary, or, if appropriate, in a post-effective amendment to the registration statement of which this prospectus is a part.
     For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

			Number of Shares of
	Principal Amount of Notes		Common Stock
	Beneficially
	Owned Prior to
	the Offering	Percentage of	Beneficially
	and Offered	Notes	Owned Prior to	Offered
Selling Securityholder	Hereby ($)	Outstanding	the Offering	Hereby (1)
Absolute Strategies Fund, Forum Funds Trust	500,000	*	—	19,397
Alcon Laboratories	93,000	*	—	3,608
Argent Classic Convertible Arbitrage Fund, L.P.	200,000	*	—	7,759
Argent Classic Convertible Arbitrage Fund II, L.P.	50,000	*	—	1,939
Argent LowLev Convertible Arbitrage Fund II, LLC	10,000	*	—	387
Argentum Multi-Strategy Fund 1 LP Classic	10,000	*	—	387
Bank of America Pension Plan	2,288,000	1.1%	—	88,765
British Virgin Islands Social Security Board	31,000	*	—	1,202
CBARB (2)	5,000,000	2.5%	—	193,979
Citadel Equity Fund, Ltd. (3) (14)	35,000,000	17.5%	—	1,357,857
Class C Trading Company, Ltd.	420,000	*	—	16,294
CNH CH Master Account, L.P. (4)	12,500,000	6.3%	—	484,949

			Number of Shares of
	Principal Amount of Notes		Common Stock
	Beneficially
	Owned Prior to
	the Offering	Percentage of	Beneficially
	and Offered	Notes	Owned Prior to	Offered
Selling Securityholder	Hereby ($)	Outstanding	the Offering	Hereby (1)
Concordia Institutional Multi-Strategy Ltd.	750,000	*	—	29,096
Concordia Mac29 Ltd.	500,000	*	—	19,397
Concordia Partners LP	1,250,000	*	—	48,494
Domestic and Foreign Missionary Society -DFMS	17,000	*	—	659
Fore Convertible Master Fund Ltd.	5,000	*	—	193
GE Singapore Life Insurance Fund (5)	50,000	*	—	1,939
GLG Market Neutral Fund (6)	10,000,000	5.0%	—	387,959
Grady Hospital	26,000	*	—	1,008
HFR CA Global Select Master Trust Account	160,000	*	—	6,207
Independence Blue Cross	140,000	*	—	5,431
Jefferies & Company, Inc (7) (13) (15)	2,425,000	1.2%	—	94,080
JMG Capital Partners, LP (8)	5,000,000	2.5%	—	193,979
KBC Financial Products USA Inc. (9)	500,000	*	—	19,397
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	140,000	*	—	5,431
Millennium Partners. L.P. (10) (14)	2,500,000	1.3%	—	96,989
Mohican VCA Master Fund, Ltd.	1,500,000	*	—	58,193
Morgan Stanley & Co. Incorporated (13)	2,000,000	1.0%	45,467	77,591
Occidental Petroleum	63,000	*	—	2,444
Partners Group Alternative Strategies PCC Ltd.	580,000	*	—	22,501
Peoples Benefit Life Insurance Company Teamsters	6,675,000	3.3%	—	258,962
Pioneer Funds-US Corp HY Bond (5)	250,000	*	—	9,698
Pioneer High Yield Fund (5)	4,100,000	2.1%	—	159,063
Piper Jaffray & Co. (13) (15)	5,000,000	2.5%	—	193,979
Polish US High Yield Fund (5)	600,000	*	—	23,277
Polygon Global Opportunities Master Fund (11)	5,000,000	2.5%	—	193,979
Pro Mutual	169,000	*	—	6,556
Redbourn Partners Ltd.	4,287,000	2.1%		166,318
San Francisco City and County ERS	265,000	*	—	10,280
Silvercreek Limited Partnership	7,000,000	3.5%	—	271,571
Silvercreek II Limited	5,000,000	2.5%	—	193,979

			Number of Shares of
	Principal Amount of Notes		Common Stock
	Beneficially
	Owned Prior to
	the Offering	Percentage of	Beneficially
	and Offered	Notes	Owned Prior to	Offered
Selling Securityholder	Hereby ($)	Outstanding	the Offering	Hereby (1)
The City University of New York	27,000	*	—	1,047
The Police & Fire Retirement System of the City of Detroit	103,000	*	—	3,995
Trustmark Insurance	66,000	*	—	2,560
Vicis Capital Master Fund (12)	9,000,000	4.5%	—	349,163
Xavex Convertible Arbitrage 10 Fund	270,000	*	—	10,474
Xavex Convertible Arbitrage 2 Fund	80,000	*	—	3,103
TOTAL	131,600,000	65.8%		5,105,515

*	Less than one percent (1%)

(1)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 25.7759 shares of our common stock per $1,000 principal amount. This conversion rate, however, is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	CBARB is a segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda.

(3)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Investment Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(4)	CNH Partners LLC is Investment Advisor to the selling securityholder and has voting and dispositive power over the notes and the shares of common stock issuable upon conversion of the notes. Investment principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(5)	Pioneer Investment Management, Inc. (“PIM”), the securityholder’s investment advisor, has or shares voting and dispositive power with respect to the notes and shares of common stock issuable upon conversion of the notes. PIM is a privately held company, the sole shareholder of which is Pioneer Investment Management USA Inc. (“PIMUSA”). The sole shareholder of PIMUSA is a private Italian company called Pioneer Global Asset Management S.p.A. (“PGAM”). The parent company of PGAM is UniCredito Italiano S.p.A., a publicly traded Italian bank.

(6)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the fund, except for their pecuniary interests therein.

(7)	The selling securityholder acted as an initial purchaser of the securities offered by this prospectus in a private placement. The selling securityholder received customary fees and commissions for this transaction.

(8)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the notes and the shares of common stock issuable upon conversion of the notes. The equity interest of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”), a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer of JMG Capital and had sole investment discretion over JMG Partners’ portfolio holdings.

(9)	The securities are under total control of KBC Financial Products USA Inc. KBS Financial Products USA Inc. is a direct wholly owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly owned subsidiary of KBC Bank N.V., which in turn is a direct wholly owned subsidiary of KBC Group N.V., a publicly traded entity.

(10)	Millennium Management, L.L.C. a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in an of itself by either Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the notes or shares of common stock issuable upon conversion of the notes owned by Millennium Partners, L.P.

(11)	Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power over the securities held by Polygon Global Opportunities Master Fund (the “Master Fund”). The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by the Master Fund.

(12)	Vicis Capital LLC is the investment manager of the selling securityholder. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC equally but disclaim individual ownership of the securities held by the selling securityholder.

(13)	The selling securityholder has indicated that is a broker-dealer registered pursuant to Section 15 of the Exchange Act.

(14)	The selling securityholder has indicated that is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act.

(15)	The selling securityholder and its affiliates have performed various financial advisory and investment banking services for us from time to time. The selling securityholder received customary fees and commissions for these transactions.
     Any selling securityholder that is a broker-dealer may be deemed to be an underwriter with respect to the securities it sells pursuant to this prospectus.
     With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes and underlying common stock in the ordinary course of business and, at the time of the purchase of the notes and the underlying common stock, such selling securityholders had no agreements or undertakings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that any such selling securityholder did not acquire its notes or underlying shares of common stock in the ordinary course of business or did have such an arrangement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such selling securityholder as an “underwriter” within the meaning of the Securities Act.

PLAN OF DISTRIBUTION
     The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes and shares of our common stock, if any, issuable upon the conversion of the notes from the selling securityholders in non-sale transfers, may sell the notes and the underlying shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
     The notes and the underlying shares of our common stock may be sold in one or more transactions at:
•	fixed prices that may be changed;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in a variety of transactions, which may involve cross or block transactions, including the following:
•	on any national securities exchange or quotation service on which the notes or the underlying share of our common stock may be listed or quoted at the time of sale, including the Nasdaq Global Market in the case of the our common stock;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

•	through the writing and exercise of options (including the issuance of derivative securities), whether these options or such other derivative securities are listed on an options or other exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing, or by any other legally available means.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.
     Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying shares of our common stock and deliver these securities to close out short positions. In addition, the selling securityholders may sell the notes and the underlying shares of our common stock short and deliver the notes and underlying shares of our common stock to close out short positions or loan or pledge the notes or the underlying shares of our common stock to broker-dealers or other financial institutions that in turn may sell such securities. Selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealers or other financial institutions of the notes or the underlying shares of our common stock or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
     Selling securityholders may decide not to sell all or a portion of the notes and the underlying shares of our common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying shares of our common stock under this prospectus. In addition, selling securityholders may sell or transfer their notes and shares of our common stock issuable upon conversion of the notes other than by means of this prospectus. In particular, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.
     The aggregate proceeds to the selling securityholders from the sale of the notes or underlying shares of our common stock will be the purchase price of the notes or shares of our common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject any proposed purchase of notes or shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and shares of our common stock into which the notes are convertible may sell in some jurisdictions through registered or licensed broker-dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and the shares of our common stock into which the notes are convertible may be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.
     Our common stock is listed on the Nasdaq Global Select Market under the symbol “DLLR.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes are designated for trading on The PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTAL Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.
     The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the notes or the underlying shares of our common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to liabilities including, but not limited to, those of sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders which are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.
     If the notes and the underlying shares of our common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
     To the extent that any selling securityholder is a “broker-dealer”, or is an affiliate of a “broker-dealer” that did not acquire its notes in the ordinary course of its business or that at the time of its purchase of its notes had an agreement or understanding, directly or indirectly, with any person to distribute its notes, the SEC may take the view that such selling securityholder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act.
     The selling securityholders and any other persons participating in the distribution of the notes or underlying shares of our common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of our common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of our common stock to engage in market making activities with respect to the particular notes and underlying shares of our common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying shares of our common stock and the ability to engage in market making activities with respect to the notes and the underlying shares of our common stock.
     If required, the specific notes or shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
     We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and shares of our common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, we and the selling securityholders have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and shares of our common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the underlying shares of our common stock, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, if any, underwriting discounts and commissions. See “Description of Notes – Registration Rights; Additional Interest” in this prospectus.

LEGAL MATTERS
     Certain legal matters relating to the notes and the shares of our common stock issuable upon the conversion of the notes will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.
EXPERTS
     Our consolidated financial statements in our Annual Report (Form 10-K) for the year ended June 30, 2007 and the effectiveness of internal control over our financial reporting as of June 30, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and effectiveness of internal control over financial reporting as of the respective dates have been incorporated herein by reference and included herein, respectively, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
     The combined financial statements of 769515 Alberta Ltd., 360788 B.C. Ltd., 1008485 Alberta Ltd., 0729648 B.C. Ltd. and 632758 Alberta Ltd., including its wholly-owned subsidiary 1204594 Alberta Ltd., for the fiscal year ended August 31, 2006, incorporated by reference in this prospectus, have each been audited by KPMG LLP, independent auditors, as stated in their report incorporated by reference herein.
     The consolidated financial statements of Jenica Holdings Inc., Canadian Capital Corporation, 764815 Ontario Inc., 1556911 Ontario Limited and 6052746 Canada Inc. incorporated by reference in this prospectus have each been audited by BDO Dunwoody LLP, independent auditors, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of 10768 Newfoundland Ltd., 602269 New Brunswick Inc., 511742 New Brunswick Inc., 3085726 Nova Scotia Ltd., 2203850 Nova Scotia Ltd., 722906 Ontario Ltd., 11242 Newfoundland Ltd., 602268 New Brunswick Inc., 603000 New Brunswick Inc., 3085725 Nova Scotia Ltd., 3081219 Nova Scotia Ltd., 931669 Ontario Ltd. for the indicated fiscal periods, each of which is incorporated by reference in this prospectus, have each been audited by Robert Wilson Chartered Accountant, independent auditor, as stated in his reports incorporated by reference herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$6,140
Printing Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$25,000
Trustee Fees and Expenses	$2,000
Miscellaneous	$5,000

Total	$98,140
Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law permits indemnification of the registrant’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.
     Article 5 of the registrant’s bylaws provides that the registrant will indemnify its directors and executive officers to the fullest extent authorized by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the registrant (or was serving at the registrant’s request as a director or officer of another corporation) will be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized by the relevant section of the Delaware General Corporation Law.
     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article 9 of the registrant’s certificate of incorporation provides that a director of the registrant will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. The registrant has purchased directors’ and officers’ liability insurance. We believe that this insurance is necessary to attract and retain qualified directors and officers.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of Dollar Financial Corp. pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
     All of our directors and officers will be covered by insurance policies maintained by us against some liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 16. EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Dollar Financial Corp. (1)

3.2	Amended and Restated Bylaws of Dollar Financial Corp. (2)

4.1	Indenture dated June 27, 2007 between Dollar Financial Corp. and U.S. Bank National Association, as trustee. (3)

4.2	Registration Rights Agreement dated June 27, 2007 by and among Dollar Financial Corp. and Wachovia Capital Markets, LLC and Bear, Stearns & Co. Inc., as representatives of the initial purchasers. (4)

5.1	Opinion of Pepper Hamilton LLP.

12.1	Computation of Earnings to Fixed Charges

23.1	Consent of Ernst & Young, LLP

23.2	Consent of KPMG LLP

23.3	Consent of BDO Dunwoody LLP (Markham, Ontario)

23.4	Consent of BDO Dunwoody LLP (Hamilton, Ontario)

23.5	Consent of Robert Wilson Chartered Accountant

23.6	Consent of Pepper Hamilton LLP (5)

24.1	Power of Attorney (6)

25.1	Statement of Eligibility and Qualification on Form T-1, under the Trust Indenture Act of 1939, of the Trustee, U.S. Bank National Association, in respect to the Indenture.

(1)	Incorporated by reference to Exhibit 3.3(a) to Annual Report on Form 10-K for the year ended June 30, 2007 filed by Dollar Financial Corp. on September 18, 2007.

(2)	Incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Dollar Financial Corp. on July 7, 2004 (File No. 333-113570).

(3)	Incorporated by reference to Exhibit 4.1 to Dollar Financial Corp.’s Current Report on Form 8-K filed on June 27, 2007.

(4)	Incorporated by reference to Exhibit 4.2 to Dollar Financial Corp.’s Current Report on Form 8-K filed on June 27, 2007.

(5)	Contained in Exhibit 5.1.

(6)	Included on signature page to this registration statement.

Item 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania, on September 20, 2007.

DOLLAR FINANCIAL CORP.
By:	/s/ Donald F. Gayhardt
Donald F. Gayhardt
President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald F. Gayhardt and Jeffrey A. Weiss, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on September 20, 2007, in the capacities indicated.

Signature	Title

/s/ Jeffrey A. Weiss Jeffrey A. Weiss	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Donald F. Gayhardt Donald F. Gayhardt	President and Director

/s/ Randy Underwood Randy Underwood	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John Gavin John Gavin	Director

/s/ David Jessick David Jessick	Director

/s/ Clive Kahn Clive Kahn	Director

/s/ Kenneth Schwenke Kenneth Schwenke	Director